                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       WISCONSIN POWER AND LIGHT COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                     LOGO

   222 WEST WASHINGTON AVENUE  P.O. BOX 192  MADISON, WI 53701-0192  PHONE:
                                 608/252-3311

                                March 15, 1997

TO THE OWNERS OF WISCONSIN POWER AND LIGHT COMPANY:

  We extend a cordial invitation to you to join us at the 1997 Annual Meeting of Shareowners of Wisconsin Power and Light Company (the "Company"). The meeting will be held at the Exhibition Hall at the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on April 23, 1997, at 10:00 a.m., immediately preceding the Annual Meeting of Shareowners of WPL Holdings, Inc. To help with directions, a map showing the location of the meeting site is provided on the last page of this document. Parking will be available at no cost. If you plan to join us for the meeting, please indicate the names of the individuals who will be attending on the enclosed proxy card reservation form.

  The enclosed Notice of Annual Meeting and Proxy Statement sets forth the items to be considered at the meeting. A lunch will be served following the meeting.

  The Company is a subsidiary of WPL Holdings, Inc. ("WPLH") and the Company's preferred stock is the only class of its stock outstanding in the hands of the public. WPLH owns all of the Company's common stock. The Company and WPLH will be holding separate shareowner meetings. If you are a shareowner of both WPLH and the Company, you will receive two Notices of Annual Meeting and Proxy Statements, one for each company. Shareowners of both companies will also receive two proxy cards, one for each company. If you are a shareowner of both companies, you will have to return both proxy cards to vote all your shares.

  PLEASE NOTE THAT THE 1996 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT.

  It is important to your interests, and also is helpful to the directors of the Company, that all shareowners participate in the affairs of the Company, regardless of the number of shares owned. Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the postage paid envelope provided for that purpose. You may, of course, still vote your shares in person at the meeting even if you have previously returned your proxy.

  Your participation in person or by proxy is very important.

                                          Sincerely,
                                          /s/ Erroll B. Davis, Jr.
                                          Erroll B. Davis, Jr.
                                          President and Chief Executive
                                           Officer

                       WISCONSIN POWER AND LIGHT COMPANY

                         ANNUAL MEETING OF SHAREOWNERS

                  DATE:   April 23, 1997
                  TIME:   10:00 a.m.
                  LOCATION:    Exhibition Hall at the
                               Dane County Expo Center
                               Madison, Wisconsin
                               (See map printed on last page
                               of this document.)



                         SHAREOWNER INFORMATION NUMBERS

           LOCAL CALLS (MADISON AREA)......................252-3110

           TOLL FREE NUMBER..........................1-800-356-5343

                                     LOGO

   222 WEST WASHINGTON AVENUE  P.O. BOX 192  MADISON, WI 53701-0192  PHONE:
                                 608/252-3311

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                          10:00 a.m., April 23, 1997

  The Annual Meeting of Shareowners of Wisconsin Power and Light Company (the "Company") will be held at the Exhibition Hall at the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on April 23, 1997, at 10:00 a.m., local time, for the following purposes:

    (1) To elect a total of three directors for terms expiring at the 2000 Annual Meeting of Shareowners.

    (2) To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

  The Board of Directors of the Company presently knows of no other business to come before the meeting.

  Only the sole common shareowner, WPL Holdings, Inc., and preferred shareowners of record on the books of the Company at the close of business on February 25, 1997, are entitled to vote at the meeting. All such shareowners are requested to be present at the meeting in person or by proxy.

  PLEASE SIGN AND RETURN YOUR PROXY IMMEDIATELY. YOUR PROXY COVERS ALL OF YOUR SHARES OF THE VARIOUS SERIES OF PREFERRED STOCK OF THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THE REGISTRATION DESK AND VOTE IN PERSON. ALL SHAREOWNERS ARE URGED TO RETURN THEIR PROXY PROMPTLY.

  THE 1996 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT. THE PROXY STATEMENT AND ANNUAL REPORT HAVE BEEN COMBINED INTO A SINGLE DOCUMENT TO IMPROVE THE EFFECTIVENESS OF OUR FINANCIAL COMMUNICATION AND TO REDUCE COST, ALTHOUGH THE ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY STATEMENT.

  For information purposes only, you will receive under separate cover a copy of the WPL Holdings, Inc. 1996 Annual Report to Shareowners. That document is sent to you in order that shareowners of the Company may be kept up-to-date on activities of WPL Holdings, Inc. However, the WPL Holdings, Inc. Annual Report is not intended to be used in conjunction with the solicitation of proxies with respect to the Company.

                                          By Order of the Board of Directors,
                                          /s/ Edward M. Gleason
                                          Edward M. Gleason
                                          Corporate Secretary

Madison, Wisconsin
March 15, 1997

                                     LOGO

   222 WEST WASHINGTON AVENUE  P.O. BOX 192  MADISON, WI 53701-0192  PHONE:
                                 608/252-3311

                        PROXY STATEMENT RELATING TO THE
                      1997 ANNUAL MEETING OF SHAREOWNERS

  This proxy statement is being furnished to holders of preferred stock of Wisconsin Power and Light Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 Annual Meeting of Shareowners (the "Meeting"). The Meeting will be held at the Exhibition Hall of the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on April 23, 1997 at 10:00 a.m. The purpose of the Meeting is to consider and vote upon 1) a proposal to elect three directors for terms expiring at the 2000 Annual Meeting of Shareowners, and 2) such other matters, if any, that may properly come before the Meeting or any adjournment or postponement thereof.

  The Board of Directors of the Company is not aware, as of the date of the mailing of this proxy statement, of any other matters that may properly come before the Meeting. If any such other matters properly come before the Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

  The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about March 15, 1997, certain of the officers and regular employees of the Company may solicit proxies by telephone, telecopy or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

  The Company is a subsidiary of WPL Holdings, Inc. ("WPLH"), which owns all of the Company's outstanding common stock.

  Voting Rights. Only shareowners of the Company of record on its books at the close of business on February 25, 1997, are entitled to vote at the Meeting. Each such shareowner is entitled to vote on each matter submitted to a vote at the Meeting. WPLH, the sole holder of the Company's common stock, has one vote for each share it holds on the record date. Every holder of preferred stock has, for each share of preferred stock held by him or her on the record date, that number of votes (including any fractional vote) determined by dividing the stated value of such shares by 100. Shareowners may vote either in person or by duly authorized proxy. The giving of proxies by shareowners will not affect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it, at any time before it is voted, by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the Meeting or any adjourned or postponed session of the Meeting, all in accordance with the terms of such proxies.

  Outstanding Voting Securities. The outstanding voting securities of the Company on the record date stated above consisted of 13,236,601 shares of common stock (all of which are held by WPLH) and 1,049,225 shares of preferred stock (issued in various series).

  The Company will furnish without charge to each shareowner, who is entitled to vote at the Meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (not including exhibits thereto), as filed pursuant to the Securities Exchange Act of 1934. Written requests for the Form 10-K should be mailed to the Corporate Secretary at the address stated above.

                             ELECTION OF DIRECTORS

  Three directors are to be elected at the meeting. Erroll B. Davis, Jr., Milton E. Neshek and Carol T. Toussaint are nominees of the Board of Directors to hold office for terms expiring at the 2000 Annual Meeting of Shareowners of the Company or until their successors have been duly elected and qualified.

  Directors will be elected by a plurality of the votes cast at the Meeting (assuming a quorum is present), with all shares of Company common stock and preferred stock voting together as one class. Consequently, any shares not voted at the Meeting, whether due to abstentions or otherwise, will have no impact on the election of directors. A vote shown as withheld on a returned proxy card will be treated as an abstention. WPLH, which owns all of the outstanding shares of the Company's common stock, intends to vote all of its shares "FOR" the Board's nominees, thereby assuring the election of such nominees. The proxies solicited may also be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve or for good reason will not serve, a contingency not now anticipated.

  Brief biographies of director nominees and continuing directors follow. These biographies include their age (as of December 31, 1996), an account of their business experience, and the names of corporations of which they are also directors, as well as other information relating to their activities. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present principal occupation for at least the past five years.

                                   Nominees

ERROLL B. DAVIS, JR.

                     Principal Occupation: President and Chief Executive
                      Officer of the Company; President and Chief Executive
                      Officer of WPLH; Chairman of the Board of Heartland
[PHOTO]               Development Corporation.

                     Age: 52

                     Served as director since: April 1984

                     Annual Meeting at which nominated term of office will
                      expire: 2000


Other Information: Mr. Davis was elected President of the Company in July 1987, and was elected to his current position with the Company in August 1988. Mr. Davis joined the Company in August 1978. Mr. Davis was elected President of WPLH in January 1990, and was elected President and Chief Executive Officer of WPLH effective July 1, 1990, and has served as a director of WPLH since May 1982. Mr. Davis was elected Chairman of the Board of Heartland Development Corporation, a subsidiary of WPLH, effective July 1, 1990. He is a director of the Edison Electric Institute, the Association of Edison Illuminating Companies, Amoco Oil

Company, Competitive Wisconsin, Inc., PPG Industries, Inc., Sentry Insurance Company (a mutual company), and the Wisconsin Utilities Association. Mr. Davis is also a director and past chair of the Wisconsin Association of Manufacturers and Commerce, a director and vice chair of Forward Wisconsin, and a director and vice chair of the Electric Power Research Institute.

MILTON E. NESHEK

                     Principal Occupation: President, Chief Executive Officer
                      and Director of the law firm of Godfrey, Neshek, Worth, Leibsle and Connover, S.C., Elkhorn, Wisconsin, and General Counsel, Assistant Secretary and Manager, New
[PHOTO] Market Development, Kikkoman Foods, Inc. (a food products manufacturer), Walworth, Wisconsin.

                     Age: 66

                     Served as director since: November 1984

                     Annual Meeting at which nominated term of office will
                      expire: 2000

Other Information: Mr. Neshek has served as a director of WPLH since December 1986. Mr. Neshek is a director of Heartland Properties, Inc., and Capital Square Financial Corporation, subsidiaries of Heartland Development Corporation. He is also a director of Kikkoman Foods, Inc.; Midwest U.S.-Japan Association; Regional Transportation Authority (for southeast Wisconsin); and Wisconsin-Chiba, Inc. He is a fellow in the American College of Probate Counsel. Mr. Neshek is active in the Walworth County Bar Association, the State Bar of Wisconsin, and the American Judicature Society. Mr. Neshek is also a member of the Wisconsin Sesquicentennial Commission and a member of the Executive and Finance Committee for the Wisconsin Sesquicentennial Commission.

CAROL T. TOUSSAINT

                     Principal Occupation: Consultant

                     Age: 67
[PHOTO]
                     Served as director since: August 1976

                     Annual Meeting at which nominated term of office will
                      expire: 2000


Other Information: Mrs. Toussaint has served as a director of WPLH from 1986 to 1990 and since February 1994. She is an independent consultant on board organization, fund development and public relations working primarily with nonprofit organizations. She is the owner of Vantage Point, a lecture program business, and an Associate of Hayes Briscoe, a fund development consulting firm. She is an active member and past chair of the Utility Women's Conference, a national organization open to women serving as directors or officers of investor-owned electric, gas, water and telephone companies.

  THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                             Continuing Directors

L. DAVID CARLEY

                     Principal Occupation: Consultant to institutions and
                      associations in higher education and health care delivery; financial advisor to and investor in small businesses.
[PHOTO]
                     Age: 68

                     Served as director from: 1975 to 1977 and since October
                      1983

                     Annual Meeting at which current term of office will
                      expire: 1998


Other Information: Mr. Carley is a trustee of the Kennedy Presidential Library, and is the Chairman of the Board of Alliance Therapies Inc., a health rehabilitation firm. Mr. Carley has served as a director of WPLH from 1986 to 1990 and since February 1994.

ROCKNE G. FLOWERS

                     Principal Occupation: President and Director of Nelson
                      Industries, Inc. (a muffler, filter, industrial
                      silencer, and active sound and vibration control
                      technology and manufacturing firm), Stoughton,
[PHOTO]               Wisconsin.

                     Age: 65

                     Served as director from: 1979 to 1990 and since February
                      1994

                     Annual Meeting at which current term of office will
                      expire: 1999


Other Information: Mr. Flowers has served as a director of WPLH since April 1981. He is also a director of RMT, Inc., a subsidiary of Heartland Development Corporation; Digisonix, Inc.; American Family Mutual Insurance Company; Janesville Sand and Gravel Company; M&I Madison Bank; Meriter Health Services, Inc.; Meriter Hospital; and the Wisconsin History Foundation and University Research Park.

DONALD R. HALDEMAN

                     Principal Occupation: Executive Vice President and Chief
                      Executive Officer, Rural Insurance Companies (a mutual group), Madison, Wisconsin; and farm owner-operator, Norwalk, Wisconsin.
[PHOTO]
                     Age: 60

                     Served as director since: July 1985

                     Annual Meeting at which current term of office will
                      expire: 1998


Other Information: Mr. Haldeman is a director of Competitive Wisconsin, Inc., and a member of the Board of Directors of the Natural Resources Foundation of Wisconsin, Inc. He has served as a director of WPLH from 1986 to 1990 and since February 1994.

KATHARINE C. LYALL


                     Principal Occupation: President, University of Wisconsin
                      System, Madison, Wisconsin.
[PHOTO]
                     Age: 55

                     Served as director since: October 1986

                     Annual Meeting at which current term of office will
                      expire: 1999


Other Information: Ms. Lyall has served as President of the University of Wisconsin System since April, 1992. Prior to becoming President, she served as Executive Vice President of the University of Wisconsin System. Ms. Lyall has been a director of WPLH from 1986 to 1990 and since February 1994. She also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association; the Association of American Universities (currently serving on the Executive Committee); the Wisconsin Academy of Sciences, Arts and Letters; the American Red Cross (Dane County); Competitive Wisconsin, Inc.; and Forward Wisconsin. In addition to her administrative position, she is a professor of Economics at the University of Wisconsin-Madison.

ARNOLD M. NEMIROW


                     Principal Occupation: Chairman, President and Chief
                      Executive Officer, Bowater, Inc. (a pulp and paper manufacturer), Greenville, South Carolina.
[PHOTO]
                     Age: 53

                     Served as director since: February 1994

                     Annual Meeting at which current term of office will
                      expire: 1998


Other Information: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater, Inc. in September 1994. Mr. Nemirow has served as a director of WPLH since February 1991. He is a member of the New York Bar.

HENRY C. PRANGE


                     Principal Occupation: Retired Chairman of the Board, H.
                      C. Prange Company (retail stores), Green Bay, Wisconsin. [PHOTO]
                     Age: 69

                     Served as director since: December 1965

                     Annual Meeting at which current term of office will
                      expire: 1999


Other Information: Mr. Prange has served as a director of WPLH since December 1986.

JUDITH D. PYLE


                     Principal Occupation: Vice Chair of The Pyle Group, a
                      financial services company, Madison, Wisconsin.
[PHOTO]
                     Age: 53

                     Served as a director since: February 1994

                     Annual Meeting at which current term of office will
                      expire: 1998


Other Information: Prior to assuming her current position, Ms. Pyle served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. Ms. Pyle has served as a director of WPLH since May 1992. Ms Pyle is a director of Firstar Corporation. She is also a member of the Board of Visitors at the University of Wisconsin School of Business and the School of Human Ecology. Further, Ms. Pyle is a member of the Board of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Madison Art Center, and Wisconsin Taxpayers Alliance, and is a trustee of the White House Endowment Fund.

                     MEETINGS AND COMMITTEES OF THE BOARD

  During 1996, the Board of Directors had standing Audit, Compensation and Personnel, and Nominating and Governance Committees.

AUDIT COMMITTEE

  The committee consists of L. D. Carley, R. G. Flowers, D. R. Haldeman, and
K. C. Lyall (Chair). The committee held two meetings in 1996. The committee reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.

COMPENSATION AND PERSONNEL COMMITTEE

  The committee consists of A. M. Nemirow (Chair), M. E. Neshek, H. C. Prange,
J. D. Pyle, and C. T. Toussaint. The committee held three meetings in 1996. The committee sets executive compensation policy; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts, if any; and reviews human resource development programs.

NOMINATING AND GOVERNANCE COMMITTEE

  The committee consists of L. D. Carley (Chair), R. G. Flowers, K. C. Lyall,
A. M. Nemirow, H. C. Prange, and J. D. Pyle. The committee held two meetings in 1996. The committee's responsibilities include making recommendations to the Board of Directors for nominees for election to the Board, selecting committee members and chairpersons, making recommendations relating to specific corporate governance issues, and reviewing the

Chief Executive Officer's performance. In making recommendations of nominees for election to the Board, the committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the committee.

  The Board of Directors held seven meetings during 1996. No director attended less than 76% of the aggregate number of meetings of the Board and Board Committees on which he or she served.

COMPENSATION OF DIRECTORS

  No fees are paid to directors who are officers of the Company and/or its parent or any of its subsidiaries (presently Mr. Davis). Nonmanagement directors, each of whom serve on the Boards of the Company, WPLH, and Heartland Development Corporation, receive an annual retainer of $32,800 for service on all three boards. Travel expenses are paid for each meeting day attended. All nonmanagement directors also receive a 25 percent matching contribution in WPLH common stock for limited optional cash purchases, up to $10,000, of WPLH common stock through the WPLH Dividend Reinvestment and Stock Purchase Plan. Matching contributions of $2,500 each for calendar year 1996 were made for the following directors: L. D. Carley, R. G. Flowers, D. R. Haldeman, K. C. Lyall, A. M. Nemirow, M. E. Neshek, H. C. Prange, J. D. Pyle and C. T. Toussaint.

  Director's Charitable Award Program--A Director's Charitable Award Program is maintained for the nonmanagement members of the Company's Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, a total of $500,000 will be donated by the Company and/or WPLH to one qualified charitable organization, or that amount will be divided among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company and WPLH, and the donations are funded through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company.

  Director's Life Insurance Program--The Company maintains a split-dollar Director's Life Insurance Program for nonemployee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company.

  Director Emeritus Program--The Company has adopted a Director Emeritus Program that will be available during the transition to a new Interstate Energy Corporation board of directors. A director emeritus is appointed by the Board of Directors of the Company and is entitled to serve as such until age 70, but no longer than two years. Directors emeriti are entitled to receive the annual retainer fee paid to the Company's regular directors. Directors emeriti will participate in various board activities but are not voting members.

                        OWNERSHIP OF VOTING SECURITIES

  The Company has two classes of voting securities outstanding, common stock and preferred stock. WPLH owns 100 percent of the outstanding common stock of the Company. As of December 31, 1996, no shareowner beneficially owned more than five percent of any series of the Company's preferred stock. Listed in the following table are the shares of WPLH common stock owned as of December 31, 1996, by the executive officers listed in the Summary Compensation Table and all of the directors of the Company, as well as the shares owned by directors and officers as a group. No one in this group owns shares of the Company's preferred stock.

                                                          SHARES
                                                       BENEFICIALLY     PERCENT
BENEFICIAL OWNER                                         OWNED(1)       OF CLASS
----------------                                       ------------     --------
Executives(2)
  A. J. (Nino) Amato..................................     3,290(3)         *
  Daniel A. Doyle.....................................       438            *
  William D. Harvey...................................     7,817(3)         *
  Eliot G. Protsch....................................     8,731(3)         *
Director Nominees
  Erroll B. Davis, Jr.................................    10,879(3)(4)      *
  Milton E. Neshek....................................    11,007            *
  Carol T. Toussaint..................................     9,243            *
Continuing Directors
  L. David Carley.....................................     4,175            *
  Rockne G. Flowers...................................     8,123            *
  Donald R. Haldeman..................................     3,625            *
  Katharine C. Lyall..................................     5,245            *
  Arnold M. Nemirow...................................     7,005            *
  Henry C. Prange.....................................    10,473(3)         *
  Judith D. Pyle......................................     4,744            *
All Executives and Directors as a Group (27 people),
 including those listed above.........................   132,096            *

--------
  *Less than one percent of the total outstanding shares of WPLH common stock.
(1) Total shares of WPLH common stock outstanding as of December 31, 1996 were 30,773,735. All individual executives and directors owned beneficially less than one percent of the total outstanding shares.
(2) Stock ownership of Mr. Davis is shown with director nominees.
(3) Included in the beneficially owned shares shown are the following indirect ownership interests with shared voting and investment powers: Mr. Harvey-- 1,662; Mr. Protsch--461; Mr. Davis--4,976; Mr. Prange--248; and Mr.
    Amato--938.
(4) Mr. Davis has been awarded 1.67 shares of restricted common stock of Heartland Development Corporation subject to a Restricted Stock Agreement with Heartland Development Corporation (a subsidiary of WPLH) and WPLH.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth the total compensation paid by the Company for all services rendered during 1996, 1995, and 1994 to the Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                LONG-TERM
                            ----------------------------------------    COMPENSATION
                                                                           AWARDS
                                                                     ------------------
                                                                         SECURITIES
 NAME AND PRINCIPAL                                  OTHER ANNUAL        UNDERLYING         ALL OTHER
      POSITION         YEAR SALARY($)(1) BONUS($) COMPENSATION($)(2) OPTIONS/SARS(#)(3) COMPENSATION($)(4)
 ------------------    ---- ------------ -------- ------------------ ------------------ ------------------
Erroll B. Davis, Jr.   1996   $396,000   $146,790      $20,626             12,600            $58,706
President and CEO      1995    374,913    125,496       16,688             13,100             54,131
                       1994    374,913    128,232       13,163                  0             50,796
William D. Harvey      1996    209,000     82,104       10,226              4,650             27,875
Senior Vice            1995    193,654     47,340        5,459              4,700             22,357
 President             1994    193,654     56,080        5,203                  0             22,632
Eliot G. Protsch       1996    200,200     81,224        6,968              4,650             23,559
Senior Vice            1995    182,000     47,520        3,951              4,700             18,362
 President             1994    178,600     56,080        3,694                  0             17,245
Anthony J. Amato       1996    160,404     60,920        8,879              3,550             21,586
Senior Vice            1995    148,964     40,046        4,887              3,650             17,156
 President             1994    152,426     43,138        5,312                  0             16,970
Daniel A. Doyle        1996    149,150     46,865        3,053              2,800             12,180
Vice President, Power  1995    140,399     32,465        3,090              2,900             11,155
 Production            1994    117,212     35,583            0                  0              1,758

--------
(1) Includes vacation days sold back to the Company. Does not include the portion of salary charged to WPLH.
(2) Other Annual Compensation for 1996 consists of income tax gross-ups for reverse split-dollar life insurance: Mr. Davis--$12,306, Mr. Harvey-- $5,407, Mr. Protsch--$2,974, Mr. Amato--$4,709, and Mr. Doyle--$3,053; and
    income tax gross-ups on financial counseling benefit: Mr. Davis--$8,320, Mr. Harvey--$4,819, Mr. Protsch--$3,994, and Mr. Amato--$4,170.
(3) Awards made in 1996 were in combination with contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1996".
(4) All Other Compensation for 1996 consists of: Matching contributions to 401(k) plan, Mr. Davis--$11,880, Mr. Harvey--$6,270, Mr. Protsch--$6,006,
    Mr. Amato--$3,895, and Mr. Doyle--$4,169; Financial counseling benefit, Mr. Davis--$9,020, Mr. Harvey--$5,225, Mr. Protsch--$5,005, and Mr.
    Amato--$5,225; Split dollar life insurance premiums, Mr. Davis--$24,464, Mr. Harvey--$10,518, Mr. Protsch--$8,822, Mr. Amato--$6,565, and Mr.
    Doyle--$4,184; Reverse split dollar life insurance, Mr. Davis--$13,342, Mr. Harvey--$5,862, Mr. Protsch--$3,726, Mr. Amato--$5,901 and Mr. Doyle-- $3,827. The split dollar and reverse split dollar insurance premiums are calculated using the "foregone interest" method.

                           OPTION/SAR GRANTS IN 1996

                                                                          POTENTIAL
                                      INDIVIDUAL GRANTS               REALIZABLE VALUE
                         -------------------------------------------- AT ASSUMED ANNUAL
                         NUMBER OF                                     RATES OF STOCK
                         SECURITIES  % OF TOTAL                             PRICE
                         UNDERLYING OPTIONS/SARS EXERCISE             APPRECIATION FOR
                          OPTIONS    GRANTED TO   OR BASE              OPTION TERM(2)
                          GRANTED   EMPLOYEES IN   PRICE   EXPIRATION -----------------
NAME                       (#)(1)   FISCAL YEAR  ($/SHARE)    DATE       5%      10%
----                     ---------- ------------ --------- ---------- -------- --------
Erroll B. Davis, Jr.....   12,600        17%      $30.75     1/2/06   $243,684 $617,652
William D. Harvey.......    4,650         6%       30.75     1/2/06     89,931  227,943
Eliot G. Protsch........    4,650         6%       30.75     1/2/06     89,931  227,943
Anthony J. Amato........    3,550         5%       30.75     1/2/06     68,657  174,021
Daniel A. Doyle.........    2,800         4%       30.75     1/2/06     54,152  137,228

  The following table sets forth certain information concerning stock options granted during 1996 to the named executives under the WPLH Long-Term Equity Incentive Plan:

--------
(1) Consists of non-qualified stock options to purchase shares of WPLH common stock granted pursuant to the WPLH Long-Term Equity Incentive Plan. These options were granted on January 2, 1996, and will fully vest on January 2, 1999. The options were granted with an equal number of contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1996", and have per share exercise prices equal to the fair market value of a share of WPLH common stock on the date of grant. Upon a "change in control" of WPLH as defined in the Long-Term Equity Incentive Plan or upon retirement, disability or death of the option holder, these options shall become immediately exercisable. Upon exercise of an option, the executive purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering shares of WPLH common stock already owned by the executive.
(2) The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission. The amounts shown do not represent either the historical or expected future performance of WPLH's common stock. For example, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the WPLH's common stock would be $50.09 and $79.77, respectively, as of the expiration date of the options.

  The following table provides information for the named executives regarding the number and value of unexercised options. No options were exercised during 1996.

                      OPTION VALUES AT DECEMBER 31, 1996

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                  OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                                     YEAR END               AT YEAR END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Erroll B. Davis, Jr.........       0        25,700           0        $8,188
William D. Harvey...........       0         9,350           0         2,938
Eliot G. Protsch............       0         9,350           0         2,938
Anthony J. Amato............       0         7,200           0         2,281
Daniel A. Doyle.............       0         5,700           0         1,813

--------
(1) Based on the closing per share price on December 31, 1996 of WPLH common stock of $28.125.

                      LONG-TERM INCENTIVE AWARDS IN 1996

  The following table provides information concerning long-term incentive awards made to the named executive officers in 1996.

                                                          ESTIMATED FUTURE PAYOUTS
                                                              UNDER NON-STOCK
                            NUMBER OF     PERFORMANCE OR   PRICE-BASED PLANS (2)
                          SHARES, UNITS    OTHER PERIOD   ------------------------
                         OR OTHER RIGHTS UNTIL MATURATION THRESHOLD TARGET MAXIMUM
     NAME                    (#)(1)         OR PAYOUT        ($)     ($)     ($)
     ----                --------------- ---------------- --------- ------ -------
Erroll B. Davis, Jr.....     12,600           1/2/99       60,228   75,222 131,670
William D. Harvey.......      4,650           1/2/99       22,227   27,761  48,593
Eliot G. Protsch........      4,650           1/2/99       22,227   27,761  48,593
Anthony J. Amato........      3,550           1/2/99       16,969   21,194  37,098
Daniel A. Doyle.........      2,800           1/2/99       13,373   16,716  29,253

--------
(1) Consists of performance units awarded under the WPLH Long-Term Equity Incentive Plan in combination with stock options (as described in the table entitled "Option/SAR Grants in 1996"). These performance units are entirely in the form of contingent dividends and will be paid if total shareholder return for WPLH over a three-year period ending January 2, 1999 equals or exceeds the median return earned by the companies in a peer group of utility holding companies, except that there will be no payment if WPLH's total return is negative over the course of such period. If payable, each participant shall receive an amount equal to the accumulated dividends paid on one share of WPLH common stock during the period of January 2, 1996 through January 1, 1999 multiplied by the number of performance units awarded to the participant, and modified by a performance multiplier which ranges from 0 to 1.75 based on the WPLH total return relative to the peer group.
(2) Assumes, for purposes of illustration only, a two cent per share increase in the annual dividend on shares of WPLH common stock for 1997 and 1998.

                          AGREEMENTS WITH EXECUTIVES

  WPLH, the parent of the Company, has entered into employment and severance agreements with certain executive officers of the Company, including Messrs. Davis, Harvey, Protsch, Amato, and Doyle. WPLH recognized that, in today's developing competitive marketplace within the energy industry, circumstances may arise in which a change of control of WPLH may occur, through acquisition or otherwise. This potentiality may cause uncertainty about the continued employment of certain key executives with the Company, without regard to the competence or past contributions of the executives. WPLH recognized further that this uncertainty could result in the loss to the Company and WPLH of valuable services of one or more of the key executives, particularly during a period where these same executives may be called upon to negotiate on behalf of the shareowners. Because of the intimate knowledge of the business and the affairs of the Company which these executives possess, such loss could be to the detriment of the Company and WPLH. To provide the Company, WPLH and key executives reasonable security against changes in the relationship of the executives with the Company and WPLH in the event of a change in control, WPLH entered into the employment and severance agreements. The agreements provide that each executive officer covered by the agreements is entitled to benefits if, within five years after a change in control of WPLH (as defined in the agreements), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements), or (ii) termination by the officer due to a breach of the agreement by WPLH or the Company or a significant change in the officer's responsibilities, or (iii) in the case of Mr Davis' agreement only, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided under each agreement are: (i) a cash termination payment of one, two or three times (depending on which executive is involved) the sum of the executive officer's annual salary and his average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. Each agreement provides that if any portion of the benefits under the agreement or under any other agreement for the officer would constitute an excess payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments as defined in the Code, or which WPLH may pay without loss of deduction under the Code. The Board of Directors of WPLH has authorized that each of the foregoing agreements be amended to specifically provide that the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 10, 1995, as amended, by and among WPLH, IES Industries Inc. ("IES"), Interstate Power Company ("IPC") and certain related parties, will constitute a change of control in certain cases for purposes of the agreements.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

  Salaried employees (including officers) of the Company are eligible to participate in the Company's Retirement Plan. All eligible persons whose compensation is reported in the foregoing Summary Compensation Table participated in the plan during 1996. Contributions to the plan are determined actuarially, computed on a single-life, annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to salary reported in the foregoing Summary Compensation Table. Retirement Plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows:
Erroll B. Davis, Jr., 17 years; William D. Harvey, 9 years; Eliot G. Protsch, 17 years; A. J. (Nino) Amato, 10 years; and Daniel A. Doyle, 4 years. Assuming retirement at age 65, a Retirement Plan participant (in conjunction with the Unfunded Supplemental Retirement Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                             RETIREMENT PLAN TABLE

           AVERAGE              ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN*
           ANNUAL            ---------------------------------------------------
        COMPENSATION            5      10       15       20       25       30
        ------------         ------- ------- -------- -------- -------- --------
 $125,000..................  $10,210 $20,421 $ 30,631 $ 40,841 $ 51,052 $ 61,262
  150,000..................   12,502  25,004   37,506   50,008   62,510   75,012
  200,000..................   17,085  34,171   51,256   68,341   85,427  102,512
  250,000..................   21,669  43,337   65,006   86,675  108,343  130,012
  300,000..................   26,252  52,504   78,756  105,008  131,260  157,512
  350,000..................   30,835  61,671   92,506  123,341  154,177  185,012
  400,000..................   35,419  70,837  106,256  141,675  177,093  212,512
  450,000..................   40,002  80,004  120,006  160,008  200,010  240,012
  475,000..................   42,294  84,587  126,881  169,175  211,468  253,762
  500,000..................   44,585  89,171  133,956  178,341  222,927  267,512

--------
* Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. Retirement Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, $120,000 for 1995 and $150,000 for 1996) under the Internal Revenue Code. Under the Retirement Plan and a supplemental survivors income plan, if a Retirement Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent (100 percent in the case of certain executive officers and key management employees) of the monthly retirement benefit which would have been payable to the participant under the Retirement Plan if the participant had remained employed by the Company until eligible for normal retirement.

  Unfunded Supplemental Retirement Plan--The Company maintains an Unfunded Supplemental Retirement Plan which provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. Additionally, the plan provides for payments of supplemental retirement benefits to employees holding the title of Vice President or higher, who have been granted additional months of service by the Board of Directors for purposes of computing retirement benefits. The benefits payable under this plan are included in the amounts disclosed in the Retirement Plan Table set forth above.

  Unfunded Executive Tenure Plan--The Company maintains an Unfunded Executive Tenure Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). Participants in the plan must be designated by the Chief Executive Officer and approved by the Board. Mr. Davis was the only active participant in the plan as of December 31, 1996. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $112,500 would be payable to Mr. Davis upon retirement, assuming he continues in the Company's service until retirement at the same salary as was in effect on December 31, 1996.

              REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  TO OUR SHAREOWNERS: The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is comprised of five independent, nonemployee directors who have no "interlocking" relationships, as defined by the Securities and Exchange Commission. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, Towers Perrin, an independent consultant, is engaged to provide assistance in the development of comprehensive executive compensation policies.

  The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

    Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

    Base salary levels should be targeted at a competitive market range paid to executives of comparable companies.

    Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined company and individual performance goals.

COMPONENTS OF COMPENSATION

  The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of comparable companies. Consequently, Company executives' pay is compared to that of executives with similar responsibilities at utilities in both the Midwest and national markets, as well as to companies with similar revenue levels and employment levels.

  The Committee has reviewed overall compensation levels and compared them to the benchmarks established. It has been determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

  The current elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and perquisite programs.

BASE SALARIES

  The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range for the utility industry. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience, and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments. Individual performance factors are not considered by the Committee in setting base salaries. In 1996, certain executives received base salary increases in recognition of changes in the current market. Greater emphasis was placed on the opportunity for executives to increase their earnings through annual incentive plans by exceeding specific strategic goals. Base pay adjustments are tied to market changes in appropriate salary levels and will minimize across-the-board increases. During 1996, all executive salaries were reviewed for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Any recommended changes will be effective for 1997. Market ranges will be reviewed annually.

SHORT-TERM INCENTIVES

  The goal of short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses to achieve corporate, subsidiary, and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available to executive officers follows.

  Wisconsin Power and Light Company Management Incentive Plan--The WP&L Management Incentive Plan (the "WP&L MIP") covers utility executives and in 1996 was based on achieving annual targets in several areas of overall corporate performance that include profitability, operations and maintenance expense control, reduction in lost time accidents, and individual/team performance. Target and maximum bonus awards were set at the median of the utility market levels. Targets were considered by the Committee to be achievable, but require above-average performance from each of the executives. For 1996, the threshold levels for all WP&L MIP performance categories were exceeded. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the threshold performance level is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. For example, if the overall weighted performance achievement is 70%, the executive will receive 70% of his or her maximum allowable bonus award. The WP&L MIP awarded 91 percent of its allowable maximum for 1996. Potential WP&L MIP awards for executives range from 0 to 40 percent of annual salary. The WP&L MIP does not allow for discretion in bonus determinations. Awards for 1996 under the WP&L MIP made to top executives are shown in the Summary Compensation Table. Mr. Davis is also covered by WPLH's Management Incentive Plan (the "WPLH MIP"). Awards under the WPLH MIP are based on WP&L, Heartland Development Corporation and individual performance achievement in relation to predetermined goals. For each Plan year, the WPLH Compensation and Personnel Committee will determine the performance apportionment for Mr. Davis. The members of the WPLH Compensation and Personnel Committee are identical to the members of the Committee. In 1996 that apportionment was 50% for Company performance, 25% for Heartland Development Corporation performance and 25% for individual performance. The Company's performance is measured based on the overall percentage achievement factor of the corporate goals established for the WP&L MIP. Heartland Development Corporation performance is measured based on the overall percentage achievement of the 1996 financial performance goals from the Heartland Development Corporation plan. Individual performance is measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the WPLH Compensation and Personnel Committee. The 1996 WPLH MIP award range for Mr. Davis was from 0 to 70 percent of annual salary. The actual payment of bonuses as a percentage of annual salary is determined as described for the WP&L MIP. In 1996, the WPLH MIP provided a payment to Mr. Davis as a result of the achievement of goals under the WP&L MIP, the Heartland Development Corporation financial performance component, and for achievement of the personal goals established by the WPLH Compensation and Personnel Committee. For 1996 performance, Mr. Davis' annual bonus payment represented 49 percent of his base salary, as reflected in the Summary Compensation Table. Under the WPLH MIP, Mr. Davis was awarded $220,095 solely in connection with 1996 performance as discussed above. In the judgement of the WPLH Compensation and Personnel Committee, Mr. Davis' award range is in line with the median of the same combined utility and general industry comparison group used for base salary comparisons.

LONG-TERM INCENTIVES

  The Committee strongly believes compensation for senior executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management interests. In this regard, the WPLH Long-Term Equity Incentive Plan allows for grants of stock options, restricted stock, and performance units/shares with respect to common stock of WPLH. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of WPLH from the perspective of the shareowners. Stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of WPLH common stock. The payout from the performance units is based on WPLH's continued payment of dividends, a significant component of investment returns for utilities, and the relative total return to shareowners compared to other comparable investments. Thus, the two components of the Long-Term Equity Incentive Plan, i.e., stock options and performance units, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1996 the WPLH Compensation and Personnel Committee Committee made a grant of stock options and performance units to Messrs Davis, Harvey, Protsch, Amato and Doyle. All option grants were made at the fair market value of WPLH common stock on the date the grants were approved (January 2, 1996). The options vest after three years and have a ten-year term from the date of the grant. Executives were also granted performance units which will accumulate all of the dividends paid on one share of WPLH common stock over a three-year period. One performance unit was granted for each option received by the executive. Accrued dividends are not reinvested in WPLH common stock, nor is any interest paid on accrued dividends. Performance units will be paid out in cash or in shares of WPLH common stock. The payment will be modified by a performance multiplier which ranges from 0 to 1.75 based on the three year average of WPLH total shareowner return relative to a utility holding company peer group. If WPLH's total shareowner return for the three-year period is negative, the performance unit payout will be zero. In determining actual award levels, the WPLH Compensation and Personnel Committee Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including the awards made to Mr. Davis) were based on a competitive analysis of similarly-sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance units. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the WPLH Compensation and Personnel Committee did not consider the amounts of options or performance units already outstanding or previously granted when making awards for 1996.

SPECIAL BONUS PAYOUT

  During 1996, Company executives devoted considerable time and effort toward the completion of the merger with IES and IPC. The WPLH Compensation and Personnel Committee and the WPLH Board determined that there should be appropriate recognition and reward for this work. Therefore, the WPLH Compensation and Personnel Committee recommended and the WPLH Board approved special one time bonus awards in the amounts of $75,000 for Mr. Davis, $20,000 for Mr. Protsch, $10,000 for Mr. Harvey and $5,000 for Mr. Amato.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

  Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Committee has carefully considered the impact of this tax code provision. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the Company's executive officers for tax deductibility under Section 162(m).

CONCLUSION

  The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for Company executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                     COMPENSATION AND PERSONNEL COMMITTEE
                    Arnold M. Nemirow (Chair)
                    Milton E. Neshek
                    Henry C. Prange
                    Judith D. Pyle
                    Carol T. Toussaint

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's directors, its executive officers, and certain other officers are required to report their ownership of the WPLH common stock and Company Preferred Stock and any changes in that ownership to the Securities and Exchange Commission. All required filings in 1996 were properly made in a timely fashion. In making this statement, the Company has relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

                                    GENERAL

  Proposals of Shareowners. Under the rules of the Securities and Exchange Commission, any shareowner proposal intended to be presented at the 1998 Annual Meeting of Shareowners must be received at the principal office of the Company no later than November 7, 1997, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting.

  Independent Auditors--The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 1997. Arthur Andersen LLP acted as the independent auditors for the Company in 1996. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

  Other Business. The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          Wisconsin Power and Light Company

                                          /s/ Erroll B. Davis, Jr.
                                          Erroll B. Davis, Jr.
                                          President and Chief Executive
                                           Officer

                       WISCONSIN POWER AND LIGHT COMPANY

                                 ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CONTENTS                                                                    PAGE
--------                                                                    ----
The Company...............................................................   A-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   A-3
Report of Independent Public Accountants..................................  A-15
Consolidated Financial Statements:
  Consolidated Statements of Income.......................................  A-16
  Consolidated Balance Sheets.............................................  A-17
  Consolidated Statements of Cash Flows...................................  A-19
  Consolidated Statements of Capitalization...............................  A-20
  Consolidated Statements of Common Shareowner's Investment...............  A-21
  Notes to Consolidated Financial Statements..............................  A-22
Shareowner Information....................................................  A-35
Form 10-K Information.....................................................  A-35
Executive Officers of the Company.........................................  A-35

                                  THE COMPANY

  On March 1, 1988, after obtaining shareowner and all the necessary regulatory approvals, Wisconsin Power and Light Company (WP&L) effected a corporate restructuring which included the formation of a holding company, WPL Holdings, Inc. (WPLH). WPLH is the parent company of WP&L and its utility subsidiaries and of Heartland Development Corporation (HDC), the parent company for nonutility businesses.

  WP&L, incorporated in Wisconsin on February 21, 1917, as the Eastern Wisconsin Electric Company, is a public utility predominately engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy sale. It also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. WP&L does not derive a material portion of its revenues from any one customer.

  WP&L owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company (SBWGE), a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated on July 23, 1908.

  WP&L also owns varying interest in several other subsidiaries and investments which are not material to WP&L's operations.

  On November 10, 1995, WPLH, IES Industries Inc. (IES) and Interstate Power Company (IPC) entered into an agreement to combine under a holding company that will be known as Interstate Energy Corporation (Interstate Energy), headquartered in Madison, Wisconsin. The combination, which will be accounted for as a pooling of interests and is intended to be tax-free for federal income tax purposes, has been approved by the respective Boards of Directors and shareholders. It is still subject to approval by several federal and state regulatory agencies. The companies expect to receive the regulatory approvals by the third quarter of 1997. It is anticipated that WP&L will continue to operate as a separate entity, headquartered in Madison, Wisconsin, for a period of time following the combination. Refer to Note 2, "Proposed Merger of the Company," for additional details relating to the proposed merger.

ELECTRIC OPERATIONS

  WP&L provides electricity in a service territory of approximately 16,000 square miles in 35 counties in southern and central Wisconsin and four counties in northern Illinois. As of December 31, 1996, WP&L provided retail electric service to approximately 385,000 customers in 615 cities, villages and towns, and wholesale service to 24 municipal utilities, one privately owned utility, 3 rural electric cooperatives, one Native American nation and to the Wisconsin Public Power, Inc. system for the provision of retail service to 9 communities.

  Electric operations represented 77.6 percent of WP&L's total operating revenues and 87.2 percent of WP&L's total operating income for the year ended December 31, 1996.

  Electric sales are seasonal to some extent with the yearly peak normally occurring in the summer months. WP&L also experiences a smaller winter peak in December or January. The maximum net hourly peak load on the electric system was 2,124 megawatts and occurred on August 6, 1996. A new winter peak of 1,913 megawatts occurred on December 11, 1995. During the year ended December 31, 1996, about 69.6 percent of total kilowatthour requirements were generated by company-owned and jointly-owned facilities and the remaining 30.4 percent was purchased.

  WP&L's electric generating facilities include: 4 coal-fired generating stations (including 9 units; 4 jointly owned), 7 natural-gas-fired peaking units, 8 hydro-electric plants (2 jointly owned), one gas-fired steam generating plant and one nuclear power plant.

GAS OPERATIONS

  As of December 31, 1996, WP&L provided retail natural gas service to approximately 151,000 customers in 243 cities, villages and towns in 22 counties in southern and central Wisconsin and one county in northern Illinois. Gas operations represented 21.8 percent of WP&L's total operating revenues and 12.1 percent of WP&L's total operating income for the year ended December 31, 1996.

  WP&L's gas sales follow a seasonal pattern. There is an annual base load of gas used for heating, cooking, water heating and other purposes, with a large peak occurring during the heating season. Near-record cold on January 30, 1996 resulted in sales volumes of 250,390 dekatherms.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                            SELECTED FINANCIAL DATA
                                 (IN MILLIONS)

                                               1996   1995   1994   1993   1992
                                              ------ ------ ------ ------ ------
Operating revenues........................... $  759 $  690 $  688 $  644 $  601
Net income................................... $   79 $   75 $   68 $   60 $   55
Total assets (at December 31)................ $1,678 $1,641 $1,585 $1,551 $1,414
Long-term debt, net (at December 31)......... $  259 $  319 $  337 $  336 $  336

  WPL Holdings, Inc. (WPLH), the parent company of Wisconsin Power and Light Company (WP&L), has entered into an Agreement and Plan of Merger, as amended (Merger Agreement), dated November 10, 1995, with IES Industries Inc. (IES) and Interstate Power Company (IPC). The Merger Agreement provides for the combination of WPLH, IES and IPC. Following the merger, WP&L will be a subsidiary of the combined company, Interstate Energy Corporation (Interstate Energy). As a result of the merger, Interstate Energy currently anticipates cost savings of approximately $749 million over a ten-year period, net of transaction costs and costs to achieve the savings of approximately $14 million and $64.4 million, respectively. The estimate of potential cost savings constitutes a forward-looking statement and actual results may differ materially from this estimate. The estimate is necessarily based upon various assumptions that involve judgments with respect to, among other things, future national and regional economic and competitive conditions, technological developments, inflation rates, regulatory treatments, weather conditions, financial market conditions, future business decisions and other uncertainties. No assurance can be given that the estimated costs savings will actually be realized.

  The merger, which is conditioned upon, among other things, receipt of certain regulatory and governmental approvals, is expected to close by the end of the third quarter of 1997. As part of the approval process, management has proposed rate freezes to be implemented in certain jurisdictions for periods not to exceed four years. See Note 2 of "Notes to Consolidated Financial Statements" for additional information regarding the proposed merger.

1996 COMPARED WITH 1995

OVERVIEW

  WP&L reported consolidated net income of $79.2 million as compared with net income of $75.3 million in 1995. The increase in earnings in 1996 primarily reflects continued customer growth in the service territory and increased power marketing activity which contributed to a $9 million increase in electric margin in 1996 as compared with 1995. Gas margins also increased due primarily to higher weather-driven sales. (See "Electric Operations" and "Gas Operations" below). In addition, a $3.4 million after-tax gain on the sale of a combustion turbine was recognized during 1996. These events were partially offset by higher plant maintenance and depreciation expenses in 1996.

  During 1996, WP&L incurred $2.7 million after-tax in expenses associated with its proposed merger with IES and IPC. See Note 2 of "Notes to Consolidated Financial Statements" for additional information.

ELECTRIC OPERATIONS

                          REVENUES AND COSTS               KWHS SOLD                 CUSTOMERS
                            (IN THOUSANDS)               (IN THOUSANDS)             AT YEAR END
                          -------------------        ---------------------        ---------------
                            1996      1995    CHANGE    1996       1995    CHANGE  1996    1995   CHANGE
                          --------- --------- ------ ---------- ---------- ------ ------- ------- ------
Residential and Farm....  $ 201,690 $ 199,850   1%    2,979,826  2,937,825   1%   336,933 329,643   2%
Industrial..............    143,734   140,562   2%    3,985,672  3,872,520   3%       815     795   3%
Commercial..............    105,319   102,129   3%    1,814,324  1,773,406   2%    45,669  44,730   2%
Sales to Other
 Utilities..............    131,836    97,350  35%    5,245,812  3,109,385  69%        90      48  88%
Other...................      6,903     6,433   7%       57,757     54,042   7%     1,730   1,294  34%
                          --------- ---------        ---------- ----------        ------- -------
 Total..................    589,482   546,324   8%   14,083,391 11,747,178  20%   385,237 376,510   2%
                          ========= =========  ===   ========== ==========  ===   ======= =======  ===
Electric Production
 Fuels..................    114,470   116,488  (2%)
Purchased Power.........     81,108    44,940  80%
                          --------- ---------
 Margin.................  $ 393,904 $ 384,896   2%
                          ========= =========  ===

  Electric margin increased $9.0 million, or 2 percent, during 1996 compared with 1995 primarily due to higher sales to commercial and industrial customers as well as other utilities combined with reduced costs per kWh for electric production fuels and purchased power. Although fuel and purchased power costs declined on a per kWh basis, purchased power expense increased by 80 percent. This increase was due to WP&L's higher level of sales to other utilities as well as a $5.0 million increase in purchased power related to the purchase of replacement power during the extended 1996 refueling outage at the Kewaunee Nuclear Power Plant (Kewaunee). See "Capital Requirements" section below. Partially offsetting increased purchased power costs were slightly lower delivered coal and nuclear fuel costs per kWh.

GAS OPERATIONS

                          REVENUES AND COSTS           THERMS SOLD             CUSTOMERS
                            (IN THOUSANDS)            (IN THOUSANDS)          AT YEAR END
                          -------------------        ---------------        ---------------
                            1996      1995    CHANGE  1996    1995   CHANGE  1996    1995   CHANGE
                          --------- --------- ------ ------- ------- ------ ------- ------- ------
Residential.............  $  90,382 $  70,382   28%  142,974 126,903  13%   133,580 129,576    3%
Commercial and
 Industrial.............     50,270    39,456   27%   98,095  91,316   7%    16,309  15,976    2%
Interruptible...........      5,261     3,708   42%   13,480  12,148  11%       303     257   18%
Transportation and
 other..................     19,714    25,619  (23%) 185,735 169,121  10%       252     284  (11%)
                          --------- ---------        ------- -------        ------- -------
 Total..................    165,627   139,165   19%  440,284 399,488  10%   150,444 146,093    3%
                          ========= =========  ====  ======= =======  ===   ======= =======  ====
Purchased Gas...........    104,830    84,002   25%
                          --------- ---------
 Margin.................  $  60,797 $  55,163   10%
                          ========= =========  ====

  Gas margin increased $5.6 million, or 10 percent, during 1996 compared with 1995 primarily as a result of higher sales. Therm sales increased 10 percent due to a combination of colder weather during the first five months of 1996 as compared to 1995 and customer growth of 3 percent. The 19 percent increase in gas revenues reflects not only the higher therm sales but also the pass through of higher natural gas costs to WP&L's customers as described below.

  Effective January 1, 1995, the Wisconsin Public Service Commission (PSCW) approved the replacement of the purchased gas adjustment clause with an adjustment mechanism based on a prescribed commodity price index. Fluctuations in WP&L's commodity cost of gas as compared to the price index are subject to a customer sharing mechanism with WP&L's gains or losses limited to $1.1 million. Due to favorable gas procurement activities in both 1996 and 1995, WP&L realized favorable contributions to gas margin in those years of $1.1 million and $0.8 million, respectively.

OTHER OPERATION EXPENSE

  Other operation expense increased $2.0 million due to expenses associated with the proposed merger (See Note 2 of "Notes to Consolidated Financial Statements" for additional information) which were partially offset by a decrease in operation expense due to cost saving efforts at Kewaunee.

MAINTENANCE EXPENSE

  Maintenance expense increased $4.4 million due to higher plant maintenance and the extended 1996 refueling outage at Kewaunee (See "Capital Requirements" section below).

DEPRECIATION

  Depreciation expense increased $3.8 million as a result of property additions and greater amortization of contributions in aid of construction (a reduction of expense) in 1995.

INTEREST EXPENSE AND OTHER

  Interest expense was lower in 1996 compared to 1995 by $2.3 million as a result of less short-term debt outstanding and a slight decrease in interest rates. Other income increased $5.0 million due to a $5.7 million gain on the sale of a combustion turbine.

INCOME TAXES

  Income taxes increased for 1996 as a result of higher taxable income. The effective tax rate was 39.5 percent and 36.7 percent for 1996 and 1995, respectively. The lower rate in 1995 was the result of prior years' tax contingencies resolved favorably in 1995 and increased non-deductible merger expenses in 1996.

1995 COMPARED WITH 1994

OVERVIEW

  Net income of WP&L increased to $75.3 million in 1995 compared with $68.2 million in 1994. Net income for 1994 was significantly affected by two non-recurring items. These items were the reversal of a coal contract penalty and costs associated with early retirement and severance programs. The coal contract item relates to a Wisconsin Supreme Court decision which reversed a coal contract penalty assessed against WP&L in 1989. The following break out presents the recurring aspects of 1995 and 1994 operations (dollars in millions).

                                                                   1995  1994
                                                                   ----- -----
      Net income, as reported..................................... $75.3 $68.2
      Non-recurring items:
        Coal contract penalty reversal............................  --   $(5.3)
        Early retirement and severance costs......................  --   $ 8.2
                                                                   ----- -----
      Net income before non-recurring items....................... $75.3 $71.1
                                                                   ===== =====

  The increase in the net income before non-recurring items primarily reflects higher electric and gas margins, resulting from an increase in weather related sales, and aggressive cost management.

ELECTRIC OPERATIONS

                            REVENUES AND
                              COSTS (IN                  KWHS SOLD               CUSTOMERS AT
                             THOUSANDS)                (IN THOUSANDS)              YEAR END
                          -----------------        ---------------------        ---------------
                            1995     1994   CHANGE    1995       1994    CHANGE  1995    1994   CHANGE
                          -------- -------- ------ ---------- ---------- ------ ------- ------- ------
Residential and Farm....  $199,850 $194,242    3%   2,937,825  2,776,895   6%   329,643 322,924   2%
Industrial..............   140,562  140,487    0%   3,872,520  3,764,953   3%       795     776   2%
Commercial..............   102,129  101,382    1%   1,773,406  1,688,349   5%    44,730  43,793   2%
Sales to other
 Utilities..............    97,350   86,400   13%   3,109,385  2,574,121  21%        48      42  14%
Other...................     6,433    9,236  (30%)     54,042     54,518  (1%)    1,294   1,256   3%
                          -------- --------        ---------- ----------        ------- -------
 Total..................   546,324  531,747    3%  11,747,178 10,858,836   8%   376,510 368,791   2%
                          ======== ========  ====  ========== ==========  ===   ======= =======  ===
Electric Production
 Fuels..................   116,488  123,469  (6%)
Purchased Power.........    44,940   37,913   16%
                          -------- --------
 Margin.................  $384,896 $370,365    4%
                          ======== ========  ====

  Electric margin increased 4 percent during 1995 compared with 1994 primarily due to higher sales combined with reduced aggregate costs per kWh for electric production fuels and purchased power. Kilowatthour sales increased 8 percent due to a much warmer summer than normal, increased sales to other utilities, a 2 percent growth in customers, and continued economic strength in the service territory. Partially offsetting these sales increases was a 2.8 percent decrease in retail electric rates effective January 1, 1995.

  A record setting heat wave resulted in WP&L setting a system peak of 2,197 megawatts on July 31, 1995. This reflects a 9.7 percent increase over the previous record system peak of 2,002 megawatts set in 1994.

  While overall kWh sales increased, the aggregate costs of electric production fuels and purchased power remained relatively unchanged. The stability of these costs reflects lower coal and transportation costs at WP&L's generating units in 1995 as well as the availability of attractive purchased power opportunities in the bulk power market.

GAS OPERATIONS

                          REVENUES AND COSTS           THERMS SOLD           CUSTOMERS AT
                            (IN THOUSANDS)            (IN THOUSANDS)           YEAR END
                          -------------------        ---------------        ---------------
                            1995      1994    CHANGE  1995    1994   CHANGE  1995    1994   CHANGE
                          --------- --------- ------ ------- ------- ------ ------- ------- ------
Residential.............  $  70,382 $  71,555   (2%) 126,903 119,562    6%  129,576 124,938   4%
Commercial and
 Industrial.............     39,456    41,918   (6%)  91,316  87,487    4%   15,976  15,531   3%
Interruptible...........      3,708     8,777  (58%)  12,148  24,809  (51%)     257     272  (6%)
Transportation and
 other..................     25,619    29,681  (14%) 169,121 142,252   19%      284     240  18%
                          --------- ---------        ------- -------        ------- -------
 Total..................    139,165   151,931   (8%) 399,488 374,110    7%  146,093 140,981   4%
                          ========= =========  ====  ======= =======  ====  ======= =======  ===
Purchased Gas...........     84,002   100,942  (17%)
                          --------- ---------
 Margin.................  $  55,163 $  50,989    8%
                          ========= =========  ====

  Gas margin increased 8 percent during 1995 compared with 1994 primarily as a result of higher sales volumes and favorable gas procurement strategies. Therm sales increased 7 percent principally due to residential customer growth reflecting the favorable economic conditions in WP&L's service territory and colder than normal weather in the fourth quarter of 1995, offsetting a mild January and February. The 8 percent decrease in gas revenues was the result of a pass through to customers of the lower cost of purchased gas. Under the rate structure discussed previously reductions in revenues resulting solely from such pass through would not be expected to have a material impact on earnings. The gas incentive program authorized by the PSCW also resulted in additional pre-tax earnings of $0.8 million in 1995.

OPERATING EXPENSES

  The decline in operations expense principally reflects the impact of a $13.7 million charge for early retirement and severance costs in 1994. While WP&L was able to achieve savings in 1995 from its continued reengineering of operations, these savings were offset somewhat by higher conservation expenses. The increase in depreciation expense in 1995 is primarily the result of property additions at WP&L.

INTEREST EXPENSE AND OTHER

  Interest expense increased due to the higher levels of short-term debt and higher short-term interest rates. During the second quarter of 1995, WP&L repurchased $18 million of its Series V bonds from private investors. WP&L applied revenue requirement neutral accounting treatment to these acquired bonds consistent with regulatory requirements.

  Other income and deductions in 1994 includes after-tax income of $5.3 million related to a Wisconsin Supreme Court decision which reversed a coal contract penalty assessed against WP&L in 1989. In addition, income associated with the allowance for funds used during construction ("AFUDC") decreased in 1995 due to significantly lower construction work in progress amounts and a lower Federal Energy Regulatory Commission (FERC) AFUDC rate.

INCOME TAXES

  Despite higher operating income in 1995, the income tax expense was unchanged due to prior years' tax contingencies resolved in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  WP&L finances its construction expenditures through internally generated funds supplemented, when required, by outside financing. During 1996, 1995 and 1994, WP&L generated sufficient cash flows from operations, the sale of other property and equipment and short-term borrowing to cover operating expenses, cash dividends and investing activities. Cash flows from operations decreased to $188 million for 1996, compared with $196 million and $183 million in 1995 and 1994, respectively. The decrease in cash flows used for investing activities in 1996 was primarily attributable to $36.3 million received from the sale of a combustion turbine.

RATES AND REGULATORY MATTERS

  Effective January 1, 1995, for the two-year period ended December 31, 1996, the PSCW, in rate order UR-109, authorized a 2.8 percent annual decrease in electric rates, a 0.5 percent annual increase in gas rates and a decline in the allowed return on common equity to 11.5 percent from the previous 11.6 percent. None of these events are expected to have a material impact on earnings. See Note 1J of the "Notes to Consolidated Financial Statements" for additional information. WP&L submitted its biennial rate case filing with the PSCW on April 1, 1996, for the test year beginning January 1, 1997. In the filing, WP&L requested rate increases of $13.4 million or 3.0 percent for Wisconsin retail electric customers and $2.4 million or 1.6 percent for Wisconsin natural gas customers. This request was based on an 11.9 percent return on common equity. Technical hearings were completed in November 1996. WP&L filed additional testimony subsequent to the conclusion of the November 1996 hearings regarding recovery of replacement power and operations and maintenance expenses for the extended outage at Kewaunee. Because of this additional filing, a final rate order is not expected until April 1997. Refer to "Subsequent Events" for further information relating to the new rate order.

INDUSTRY OUTLOOK

  WP&L is subject to regulation by the PSCW and the FERC. The PSCW's inquiries into the future structure of the natural gas and electric utility industries are ongoing. The stated goal of the PSCW in the natural gas docket is to move all gas supply activities out of the existing regulated distribution utilities and allow independent units to compete for the business. The goal of the electric restructuring process is to create open access transmission and distribution services for all customers with competitive generation and customer service markets. Additional proceedings as well as consultation with the legislature are planned prior to a target implementation date after the year 2000. WP&L cannot currently predict what impact, if any, these proceedings may have on its future financial condition or results of operations. WP&L believes, however, that it is well positioned to compete in a deregulated environment. WP&L's rates to all customer classes are competitive within the State of Wisconsin and are below the average in the Midwest region.

  On April 24, 1996, the FERC issued two orders (No. 888 and 889) that will promote competition by opening access to the nation's wholesale power market. The new orders require public utilities that own, control or operate transmission systems to provide other companies with the same transmission access/service that they provide to themselves. WP&L presently has on file with the FERC a pro forma open access transmission tariff, filed in compliance with FERC Order No. 888. On November 13, 1996, the FERC accepted the non-rate terms and conditions of WP&L's tariff for filing without modification. On September 20, 1996, the FERC extended the deadline for compliance with Order No. 889 to January 3, 1997, which was met by WP&L through participation in a regional Open Access Same-Time Information System.

  On September 26, 1996, the PSCW issued an order which establishes the minimum Standards for a Wisconsin Independent System Operator (Standards). The Standards will be applied by the PSCW in Advance Plan proceedings, merger review cases, transmission construction cases and other proceedings as appropriate.

The order provides that the Standards will be reviewed and revised as necessary in light of ongoing regional and national events, such as FERC requirements or policy, regional institutions, or relevant actions of neighboring states.

  On November 18, 1996, WP&L submitted applications and subsequently became a member of both the Mid-Continent Area Power Pool (MAPP) Regional Transmission Group (RTG) and the Power and Energy Market. WP&L declined membership in the MAPP Regional Reliability Council and will continue its membership in the Mid-American Interconnected Network, Inc. (MAIN) through 1997.

  As described in Note 1H of the "Notes to Consolidated Financial Statements," WP&L complies with the provisions of Statement of Financial Accounting Standards (SFAS No. 71), "Accounting for the Effects of Certain Types of Regulation." In the event WP&L determines that it no longer meets the criteria for following SFAS 71, the accounting impact would be an extraordinary, non-cash charge to operations of an amount that could be material. Criteria that give rise to the discontinuance of SFAS 71 include (1) increasing competition that restricts WP&L's ability to establish prices to recover specific costs and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. WP&L periodically reviews these criteria to ensure that the continuing application of SFAS 71 is appropriate. WP&L believes that it still meets the requirements of SFAS 71.

FINANCING AND CAPITAL STRUCTURE

  The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing, and capital market conditions. WP&L generally borrows on a short-term basis to provide interim financing of construction and capital expenditures in excess of available internally generated funds. WP&L periodically reduces its outstanding short-term borrowings through the issuance of long-term debt and through WPLH's additional investment in its common equity. To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, WP&L also uses proceeds from the sales of accounts receivable and unbilled revenues to finance a portion of its long-term cash needs. WP&L also anticipates that short-term debt funds will continue to be available at reasonable costs due to strong ratings by independent utility analysts and rating services. Commercial paper has been rated A-1+ by Standard & Poor's Corp. and P-1 by Moody's Investors Service. WP&L's bank lines of credit of $70 million at December 31, 1996 are available to support these borrowings.

  WP&L has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks. WP&L enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt, short-term debt and the sales of its accounts receivable. The total notional amount of interest rate swaps was $89 million and $123 million, respectively, for the years ended December 31, 1996 and 1995. WP&L uses swaps, futures and options to hedge the price risks associated with the purchase and sale of stored gas.

  WP&L's capitalization at December 31, 1996, including the current maturities of long-term debt, variable rate demand bonds and short-term debt, consisted of 54 percent common equity, 6 percent preferred stock and 40 percent debt. The common equity to total capitalization ratio at December 31, 1996 increased to 54 percent from 53 percent at December 31, 1995.

  The retail rate order effective January 1, 1995 requires WP&L to maintain a utility common equity level of 51.93 percent of total utility capitalization. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to WPLH if such dividends would reduce WP&L's average common equity ratio below 51.93 percent. At December 31, 1996, WP&L's common equity ratio was 53.5 percent. Refer to "Subsequent Events" for further information relating to the new rate order.

  In accordance with the terms of the Merger Agreement (see Note 2 of the "Notes to Consolidated Financial Statements"), WPLH may not declare or pay any dividends on any of its capital stock other than the obligations that exist with respect to cumulative preferred stock, and regular quarterly dividends on common stock provided they do not exceed 105 percent of the common stock dividends from the prior year.

CAPITAL REQUIREMENTS

  WP&L operates a capital-intensive business and requires large investments in long-lived assets. WP&L's most significant capital requirements relate to construction expenditures. Estimated capital requirements for the next five years are as follows:

                             CAPITAL REQUIREMENTS

                                             1997   1998   1999    2000   2001
                                            ------ ------ ------  ------ ------
                                                      (IN MILLIONS)
Construction expenditures
  Electric................................. $ 88.7 $ 89.2 $ 89.9  $ 90.6 $ 91.3
  Gas, water and common....................   45.0   43.8   44.3    44.7   45.2
  Nuclear fuel.............................   11.4    6.8    9.4    11.4    6.1
  AFUDC....................................    2.1    2.1    2.1     2.1    2.1
                                            ------ ------ ------  ------ ------
    Total construction expenditures........  147.2  141.9  145.7   148.8  144.7
Changes in working capital and other.......   22.6   16.8   (5.4)   13.9   13.6
                                            ------ ------ ------  ------ ------
    Total construction and operating
     capital...............................  169.8  158.7  140.3   162.7  158.3
Long-term debt maturities..................   55.0    8.9    0.0     1.9    0.0
Manufactured gas plant remediation.........    5.0    1.0    0.5     0.5    0.5
                                            ------ ------ ------  ------ ------
    Total capital requirements............. $229.8 $168.6 $140.8  $165.1 $158.8
                                            ====== ====== ======  ====== ======

  Included in the construction expenditure estimates, in addition to recurring additions and improvements to the distribution and transmission systems, are expenditures related to upgrading computer systems in order to improve productivity and customer service. Electric expenditures include the annual contribution to external trust funds to fund the decommissioning of Kewaunee. These amounts are recorded in depreciation expense and recovered in rates. WP&L expects to contribute $19.7 million annually to this fund. Refer to "Subsequent Events" for further information relating to the new rate order.

  WP&L has a 41 percent ownership interest in Kewaunee. During a scheduled refueling and maintenance outage of the plant in September 1996, steam generator tube degradation was discovered which required that the tubes be repaired before the plant could resume operation. A laser weld repair process was implemented to address the problem. During testing of the success of this process in early February 1997, it was discovered that further repair work or tube plugging would be required for a portion of the welded tubes. Further investigation is ongoing which may delay the return of the plant to service beyond the first quarter of 1997.

  WP&L's costs associated with these tube repairs are estimated at $2.3 million of which $1.4 million was expensed in 1996. Additional costs associated with the purchase of replacement power, estimated at approximately $500,000 per week, were not recoverable from customers under the retail rate order in effect at the time of the outage. However, if the outage were to extend beyond the implementation of a PSCW rate order expected to be issued in April 1997, replacement power costs incurred subsequent to that order are expected to be recovered through a surcharge mechanism. Refer to "Subsequent Events" for further information relating to the new rate order.

  Repairs using laser technology may be only temporary because corrosion will continue at a rate which cannot be accurately forecasted. Because of these uncertainties, the PSCW, on January 3, 1997, approved accelerated cost recovery of the remaining depreciation costs and unfunded decommissioning liability based on an expected end of plant life of 2002 rather than the currently licensed end of life of 2013. The accelerated depreciation and decommissioning expense will be incorporated with the retail rate order expected to be issued in April of 1997. Based on a 1992 site specific study, WP&L's share of the costs to decommission Kewaunee was estimated at $142 million. Assuming an annual inflation rate of 6.5 percent, WP&L's liability in current year dollars is approximately $180 million. As of December 31, 1996, $90.7 million, net of tax, was available in external trust funds to meet this liability. See Note 11 of the "Notes to Consolidated Financial Statements" for additional information. Refer to "Subsequent Events" for further information relating to the new rate order.

  Currently, the owners of Kewaunee have different views of the future market value of energy which impact on the desirability of replacing the steam generators. During the first quarter of 1996, Wisconsin Public Service Corporation filed an application with the PSCW seeking approval to replace the steam generators in 1999. The total cost of the generator replacement would be approximately $89 million. A PSCW decision on this application is expected in October 1997. In addition, the joint owners continue to analyze and discuss other options related to the future of Kewaunee, including various ownership transfer alternatives. If it should become necessary to retire Kewaunee permanently, WP&L would replace the Kewaunee generation through a combination of power purchases, increased generation at existing WP&L generating units and new generating unit additions, if necessary.

  The net book value of WP&L's share of Kewaunee as of December 31, 1996 was $51.4 million, excluding the value of nuclear fuel.

  Certain matters discussed concerning Kewaunee are forward-looking statements and can generally be identified as such because the content of the statement include the phrase WP&L "expects" or other words of similar import. Similarly, statements that describe the WP&L's future plans, objectives and goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results and outcomes to differ materially from those currently anticipated. In addition to the matters discussed above, factors that could affect actual results or outcomes include the timing and nature of regulatory responses and approvals, technological developments and advancements regarding repair of the steam generator tubes, the useful life of the repairs effected and the cost of purchased electric power or additional generating facilities to replace the power generated by Kewaunee.

  The staff of the Securities and Exchange Commission also has questioned certain of the current accounting practices of the electric utility industry, including WP&L, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for closure and removal costs, including decommissioning of nuclear power plants.

CAPITAL RESOURCES

  One of WP&L's objectives is to finance utility construction expenditures through WP&L's internally generated funds supplemented, when required, by outside financing. With this objective in place, WP&L financed 70 percent of its construction expenditures during 1996 from internal sources. However, during the next five years, WP&L expects this percentage to increase primarily due relatively stable levels of construction expenditures and higher depreciation rates beginning in 1997. External financing sources such as the issuance of long-term debt and short-term borrowings will be used by WP&L to finance the remaining construction expenditure requirements for this period. Expectations are that approximately $105 million of long-term debt will be issued in 1997.

NEW ACCOUNTING PRONOUNCEMENT

  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes standards for asset and liability recognition when transfers occur. This statement, effective January 1, 1997, is not expected to materially impact WP&L's financial position or results of operations.

  Effective January 1, 1997, WP&L adopted the provisions of Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities." This Statement provides authoritative guidance for recognition, measurement, display and disclosure of environmental remediation liabilities in financial statements. WP&L has recorded environmental remediation liabilities of $74.1 million at December 31, 1996. Adoption of SOP 96-1 is not expected to have a material impact on WP&L's financial position or results of operations.

INFLATION

  The impacts of inflation on WP&L are currently mitigated through ratemaking methodologies, customer growth and productivity improvements.

OTHER EVENTS

UNION CONTRACT

  WP&L and the International Brotherhood of Electrical Workers, Local 965, reached agreement on a new three-year collective bargaining contract on June 14, 1996. The new agreement includes increases in the base wage during the first, second and third years of the contract of 3 percent, 3 percent and 3.25 percent, respectively. The new agreement was effective retroactive to June 1, 1996, with wages retroactive to May 26, 1996, which was the beginning of a pay period. At the end of 1996, the contract covered 1,617 of WP&L's employees which represents approximately 69 percent of the total employees at WP&L.

ENVIRONMENTAL

  WP&L cannot precisely forecast the effect of future environmental regulations by federal, state and local authorities on its generation, transmission and other facilities, or its operations, but has taken steps to anticipate the future while meeting the requirements of current environmental regulations. The Clean Air Act Amendments of 1977 and subsequent amendments to the Clean Air Act, as well as the new laws affecting the handling and disposal of solid and hazardous wastes, could affect the siting, construction and operating costs of both present and future generating units.

  Under the Federal Clean Water Act, National Pollutant Discharge Elimination System permits for generating station discharge into water ways are required to be obtained from the Wisconsin Department of Natural Resources (DNR) to which the permit program has been delegated. These permits must be periodically reviewed. WP&L has obtained such permits for all of its generating stations or has filed timely applications for renewals of such permits.

  Air quality regulations promulgated by the DNR in accordance with federal standards impose statewide restrictions on the emission of particulates, sulfur dioxide, nitrogen oxides and other air pollutants and require permits from the DNR for the operation of emission sources. WP&L currently has the necessary permits to operate its generating facilities. While periodic exceedances in air emissions may occur, management promptly acts on them and works with the DNR to resolve any permit compliance issues. With the passage of the new

Federal Clean Air Act Amendments, the state is required to include these provisions in its permit requirements. WP&L has submitted Title V permit applications in compliance with schedules set forth by the regulators. WP&L has also completed application for Phase II permits under the Clean Air Act in compliance with the time lines identified. The state Title V operating permits, when issued, will consolidate all existing air permit conditions and regulatory requirements into one permit for each facility. Permits have been or are expected to be issued in 1997. Until such time, the facilities will continue to operate under their existing permit conditions.

  WP&L's compliance strategy for Wisconsin's sulfur dioxide law (discussed above) and the Federal Clean Air Act Amendments required plant upgrades at its generating facilities. The majority of these projects were completed in 1993. WP&L has installed continuous emission monitoring systems at all of its coal fired boilers in compliance with federal requirements. Monitoring for sulfur dioxide was also required by Title IV of the Federal Clean Air Act at WP&L's South Fond du Lac, Wisconsin combustion-turbine site. These requirements were also met. Additional monitoring systems for nitrogen oxides were required in 1996 at the combustion turbine site. WP&L has installed these monitors, and completed certification tests for the equipment. No significant additional investments are anticipated at this time to meet the requirements of the Federal Clean Air Act Amendments.

  For a discussion of WP&L's liability regarding environmental remediation at certain manufactured gas plant sites formerly operated by WP&L, see Note 11 of "Notes to Consolidated Financial Statements."

SUBSEQUENT EVENTS

  WP&L submitted its biennial rate case filing (UR-110) with the PSCW on April 1, 1996, for the test year beginning January 1, 1997. In the filing, WP&L requested rate increases of $13.4 million or 3.0 percent for Wisconsin retail electric customers and $2.4 million or 1.6 percent for Wisconsin natural gas customers. This request was based on an 11.9 percent return on common equity. On March 4, 1997, the PSCW finalized certain decisions relating to this rate case. For a description of this filing, refer to "Rates and Regulatory Matters" above. The following decisions were reached: authorization of a surcharge to collect replacement power costs while Kewaunee is out of service; authorization of an increase in the return on equity to 11.7 percent from its current level of 11.5 percent; a requirement to maintain a utility common equity level of 51.98 percent as compared to the current level of 51.93 percent; reinstatement of the electric fuel adjustment clause; and continuation of a modified gas performance based ratemaking incentive mechanism. Preliminary estimates for UR-110 indicate an $11.2 million or 2.5 percent reduction for Wisconsin retail electric customers and a $1.3 million or 2.3 percent reduction for Wisconsin natural gas customers. Although the PSCW has publicly announced the foregoing decisions, a final order in WP&L's rate case is not expected to be issued by the PSCW until April 1997.

  As previously discussed in the MD&A under "Capital Requirements," Kewaunee is in the process of using laser technology for tube repairs and further investigation is ongoing which may delay the return of the plant to service beyond the first quarter of 1997. Because of these uncertainties, the PSCW, on January 3, 1997, approved accelerated cost recovery of the remaining depreciation costs and unfunded decommissioning liability based on an expected end of plant life of 2002 rather than the current licensed end of life of 2013. The accelerated depreciation and decommissioning expense will be incorporated with the retail rate order UR-110. Based on the March 4, 1997 decisions by the PSCW, WP&L expects to recover in rates an additional $3.0 million annually related to the accelerated depreciation of Kewaunee and to increase the annual contribution to the external decommissioning trust funds to $16 million from its current level of $10.7 million. The forecasted level of the contribution included in the capital requirements section was $19.7 million. After-tax earnings on the tax-qualified and non-qualified decommissioning funds are assumed to be 5.6 percent and 7.0 percent, respectively.

  Based on a 1992 site specific study, WP&L's share of the costs to decommission Kewaunee was estimated at $142 million. WP&L's share of the decommissioning costs of Kewaunee was previously established to be $180 million (in 1996 dollars) using an annual inflation rate of 6.5 percent. The inflation assumptions applied in UR-110 were as follows: labor, 4.12 percent; burial costs, 10.42 percent; energy, 3.66 percent; and other,
8.00 percent for a weighted average inflation rate of 5.44 percent. Based on this revised inflation rate, WP&L's liability in current year dollars is approximately $176 million. As of December 31, 1996, $90.7 million, net of tax, was available in external trust funds to meet this liability. See Note 11 of the "Notes to Consolidated Financial Statements" for additional information. The undiscounted amount of decommissioning costs estimated to be expended between the years 2014 and 2050 was $1,016 million. Based on the revised funding plan this amount was decreased to $611 million to be expended between the years 2003 and 2039.

DIVIDEND DECLARATION

  On January 22, 1997, the Board of Directors of WPL Holdings, Inc. declared a quarterly dividend on common stock. The dividend is 50 cents per share payable February 15 to shareowners of record on January 31, 1997.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The summarized quarterly financial data below were not audited by independent public accountants, but reflect all adjustments necessary, in the opinion of WP&L, for a fair presentation of the data. The quarterly amounts can be affected by seasonal weather conditions. Refer to MD&A for a discussion of the impacts of weather.

                                                     OPERATING OPERATING   NET
                                                     REVENUES   INCOME   INCOME
                                                     --------- --------- -------
                                                           (IN THOUSANDS)
      QUARTER ENDED
      1996:
        March 31.................................... $221,234   $59,958  $31,950
        June 30.....................................  166,117    34,436   19,538
        September 30................................  165,536    32,625   15,152
        December 31.................................  206,388    29,323   12,535
      1995:
        March 31.................................... $187,342   $45,132  $20,899
        June 30.....................................  149,557    22,972    8,846
        September 30................................  165,481    42,678   21,124
        December 31.................................  187,292    42,041   24,473

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners of Wisconsin Power and Light Company:

  We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company (a Wisconsin corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and common shareowners' investment for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of WP&L's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Milwaukee, Wisconsin
January 30, 1997

                       WISCONSIN POWER AND LIGHT COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
OPERATING REVENUES:
  Electric........................................ $589,482  $546,324  $531,747
  Gas.............................................  165,627   139,165   151,931
  Water...........................................    4,166     4,183     4,133
                                                   --------  --------  --------
                                                    759,275   689,672   687,811
                                                   --------  --------  --------
OPERATING EXPENSES:
  Electric production fuels.......................  114,470   116,488   123,469
  Purchased power.................................   81,108    44,940    37,913
  Purchased gas...................................  104,830    84,002   100,942
  Other operation.................................  141,885   139,877   150,995
  Maintenance.....................................   46,492    42,043    41,227
  Depreciation....................................   84,942    81,164    73,194
  Taxes other than income.........................   29,206    28,335    27,100
                                                   --------  --------  --------
                                                    602,933   536,849   554,840
                                                   --------  --------  --------
OPERATING INCOME..................................  156,342   152,823   132,971
                                                   --------  --------  --------
INTEREST EXPENSE AND OTHER:
  Interest expense................................   31,472    33,821    31,148
  Allowance for funds used during construction....   (3,208)   (2,088)   (4,038)
  Other...........................................   (8,215)   (3,168)  (10,361)
                                                   --------  --------  --------
                                                     20,049    28,565    16,749
                                                   --------  --------  --------
Income from operations before income taxes........  136,293   124,258   116,222
Income taxes......................................   53,808    45,606    44,727
Preferred dividend requirement....................    3,310     3,310     3,310
                                                   --------  --------  --------
NET INCOME........................................ $ 79,175  $ 75,342  $ 68,185
                                                   ========  ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                                                             (IN THOUSANDS)
ASSETS:
Utility plant:
  Plant in service
    Electric............................................. $1,729,311 $1,665,611
    Gas..................................................    227,809    217,678
    Water................................................     23,905     22,518
    Common...............................................    152,093    136,943
                                                          ---------- ----------
                                                           2,133,118  2,042,750
  Less--accumulated provision for depreciation...........    967,436    887,562
                                                          ---------- ----------
                                                           1,165,682  1,155,188
  Construction work in progress..........................     55,519     36,996
  Nuclear fuel, net......................................     19,368     18,867
                                                          ---------- ----------
                                                           1,240,569  1,211,051
                                                          ---------- ----------
Other property and equipment, net........................      1,397     22,275
                                                          ---------- ----------
Investments:
  Nuclear decommissioning trust funds....................     90,671     73,357
  Other investments......................................     15,354     13,011
                                                          ---------- ----------
                                                             106,025     86,368
                                                          ---------- ----------
Current assets:
  Cash and equivalents...................................      4,167      4,671
  Net accounts receivable and unbilled revenue...........     34,220     33,971
  Coal, at average cost..................................     15,841     14,625
  Materials and supplies, at average cost................     19,915     20,611
  Gas in storage, at average cost........................      9,992      6,319
  Prepayments and other..................................     22,053     21,190
                                                          ---------- ----------
                                                             106,188    101,387
                                                          ---------- ----------
Deferred charges:
  Regulatory assets......................................    160,877    170,269
  Other..................................................     62,758     49,815
                                                          ---------- ----------
                                                             223,635    220,084
                                                          ---------- ----------
TOTAL ASSETS............................................. $1,677,814 $1,641,165
                                                          ========== ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1996       1995
                                                         ---------- ----------
                                                            (IN THOUSANDS)
CAPITALIZATION AND LIABILITIES
Capitalization (See Consolidated Statements of
Capitalization):
  Common shareowners' investment........................ $  576,158 $  563,070
  Subsidiary preferred stock not mandatorily redeemable.     59,963     59,963
  Long-term debt, net...................................    258,660    318,599
                                                         ---------- ----------
                                                            894,781    941,632
                                                         ---------- ----------
Current liabilities:
  Current maturities of long-term debt..................     55,000        --
  Variable rate demand bonds............................     56,975     56,975
  Short-term debt.......................................     69,500     72,500
  Accounts payable and accruals.........................     92,719     82,428
  Accrued payroll and vacation..........................     11,687     11,011
  Accrued taxes.........................................      3,616      7,795
  Accrued interest......................................      7,504      7,574
  Other.................................................     34,424     22,356
                                                         ---------- ----------
                                                            331,425    260,639
                                                         ---------- ----------
Other credits:
  Accumulated deferred income taxes.....................    244,817    239,812
  Accumulated deferred investment tax credits...........     36,931     38,842
  Accrued environmental remediation costs...............     74,075     76,852
  Deferred credits and other............................     95,785     83,388
                                                         ---------- ----------
                                                            451,608    438,894
                                                         ---------- ----------
Commitments and contingencies (Note 11)
TOTAL CAPITALIZATION AND LIABILITIES.................... $1,677,814 $1,641,165
                                                         ========== ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED DECEMBER 31,
                                              -------------------------------
                                                1996       1995       1994
                                              ---------  ---------  ---------
                                                      (IN THOUSANDS)
CASH FLOWS GENERATED FROM (USED FOR)
 OPERATING ACTIVITIES:
Net income................................... $  82,485  $  78,652  $  71,495
Adjustments to reconcile net income to net
 cash generated from operating activities:
  Depreciation...............................    84,942     81,164     73,194
  Deferred income taxes......................    14,540     10,716     12,299
  Investment tax credit restored.............    (1,911)    (1,916)    (1,926)
  Amortization of nuclear fuel...............     6,057      7,787      6,707
  Allowance for equity funds used during
   construction..............................    (2,270)    (1,425)    (3,009)
  Gain on sale of other property and
   equipment.................................    (5,676)       --         --
Changes in assets and liabilities:
  Net accounts receivable and unbilled
   revenue...................................      (250)   (12,281)    11,000
  Inventories................................    (4,193)     3,079      1,841
  Prepayments and other......................      (863)     1,121       (634)
  Accounts payable and accruals..............    10,896     13,203     (4,406)
  Accrued taxes..............................    (4,179)       496      6,495
  Other, net.................................     8,551     15,674     10,028
                                              ---------  ---------  ---------
    Net cash from (used for) operating
     activities..............................   188,129    196,270    183,084
                                              ---------  ---------  ---------
CASH FLOWS GENERATED FROM (USED FOR)
 FINANCING ACTIVITIES:
  Common stock cash dividends, less dividends
   reinvested................................   (66,087)   (56,778)   (55,911)
  Preferred stock dividends..................    (3,310)    (3,310)    (3,310)
  Retirement of first mortgage bonds.........    (5,000)   (18,000)       --
  Net change in short-term debt..............    (3,000)    22,000     (8,500)
  Other, net.................................       --         --       9,649
                                              ---------  ---------  ---------
    Net cash from (used for) financing
     activities..............................   (77,397)   (56,088)   (58,072)
                                              ---------  ---------  ---------
CASH FLOWS GENERATED FROM (USED FOR)
 INVESTING ACTIVITIES:
  Proceeds from sale of other property and
   equipment.................................    36,264        --         --
  Additions to utility plant, excluding
   AFUDC.....................................  (120,732)   (99,746)  (119,272)
  Additions to nuclear fuel..................    (6,558)    (7,258)    (8,103)
  Allowance for borrowed funds used during
   construction..............................      (938)      (663)    (1,029)
  Dedicated decommissioning trust funds......   (17,314)   (21,566)    (1,988)
  Other, net.................................    (1,958)    (8,512)     1,684
                                              ---------  ---------  ---------
    Net cash from (used for) investing
     activities..............................  (111,236)  (137,745)  (128,708)
                                              ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND
 EQUIVALENTS.................................      (504)     2,437     (3,696)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR....     4,671      2,234      5,930
                                              ---------  ---------  ---------
CASH AND EQUIVALENTS AT END OF YEAR.......... $   4,167  $   4,671  $   2,234
                                              =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the year:
  Interest on debt........................... $  28,786  $  30,841  $  30,156
  Income taxes............................... $  48,622  $  37,968  $  29,642

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                             DECEMBER 31,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
                                                             (IN THOUSANDS
                                                          EXCEPT SHARE DATA)
COMMON SHAREOWNERS' INVESTMENT:
Common stock $5 par value, authorized 18,000,000 shares,
 issued and outstanding--13,236,601 shares..............  $  66,183  $  66,183
Premium on capital stock................................    197,423    197,423
Capital surplus.........................................      1,747      1,747
Reinvested earnings.....................................    310,805    297,717
                                                          ---------  ---------
                                                            576,158    563,070
                                                          ---------  ---------
PREFERRED STOCK WITHOUT MANDATORY REDEMPTION, $100
 STATED VALUE
Cumulative, without par value, authorized 3,750,000
 shares, maximum aggregate stated value $150,000,000:
  4.50% series, 99,970 shares outstanding...............      9,997      9,997
  4.80% series, 74,912 shares outstanding...............      7,491      7,491
  4.96% series, 64,979 shares outstanding...............      6,498      6,498
  4.40% series, 29,957 shares outstanding...............      2,996      2,996
  4.76% series, 29,947 shares outstanding...............      2,995      2,995
  6.20% series, 150,000 shares outstanding..............     15,000     15,000
Cumulative, without par value, $25 stated value-- 6.50%
 series, 599,460 shares outstanding.....................     14,986     14,986
                                                          ---------  ---------
                                                             59,963     59,963
                                                          ---------  ---------
LONG-TERM DEBT:
First mortgage bonds:
  Series L, 6.25%, due 1998.............................      8,899      8,899
  1984 Series A, variable rate, due 2014 (4.60% at
   12/31/96)............................................      8,500      8,500
  1988 Series A, variable rate, due 2015 (4.25% at
   12/31/96)............................................     14,600     14,600
  1990 Series V, 9.3%, due 2025.........................     27,000     32,000
  1991 Series A, variable rate, due 2015 (5.00% at
   12/31/96)............................................     16,000     16,000
  1991 Series B, variable rate, due 2005 (5.00% at
   12/31/96)............................................     16,000     16,000
  1991 Series C, variable rate, due 2000 (5.00% at
   12/31/96)............................................      1,000      1,000
  1991 Series D, variable rate, due 2000 (5.00% at
   12/31/96)............................................        875        875
  1992 Series W, 8.6%, due 2027.........................     90,000     90,000
  1992 Series X, 7.75%, due 2004........................     62,000     62,000
  1992 Series Y, 7.6%, due 2005.........................     72,000     72,000
  1992 Series Z, 6.125%, due 1997.......................     55,000     55,000
                                                          ---------  ---------
                                                            371,874    376,874
                                                          ---------  ---------
Less--
  Current maturities....................................    (55,000)       --
  Variable rate demand bonds............................    (56,975)   (56,975)
  Unamortized discount and premium, net.................     (1,239)    (1,300)
                                                          ---------  ---------
                                                            258,660    318,599
                                                          ---------  ---------
TOTAL CAPITALIZATION....................................  $ 894,781  $ 941,632
                                                          =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                       CONSOLIDATED STATEMENTS OF COMMON
                            SHAREOWNERS' INVESTMENT

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Common stock:
  Balance at beginning and end of year............ $ 66,183  $ 66,183  $ 66,183
Premium on capital stock:
  Balance at beginning of year....................  197,423   197,423   187,774
    Equity contribution from parent...............      --        --      9,649
                                                   --------  --------  --------
  Balance at end of year..........................  197,423   197,423   197,423
Capital surplus:
  Balance at beginning and end of year............    1,747     1,747     1,747
Reinvested earnings:
  Balance at beginning of year....................  297,717   279,153   267,000
    Income before preferred dividends.............   82,485    78,652    71,494
    Cash dividends on preferred stock.............   (3,310)   (3,310)   (3,310)
    Cash dividends to parent on common stock......  (66,087)  (56,778)  (55,911)
    Other.........................................      --        --       (120)
                                                   --------  --------  --------
  Balance at end of year..........................  310,805   297,717   279,153
                                                   --------  --------  --------
TOTAL COMMON SHAREOWNERS' INVESTMENT.............. $576,158  $563,070  $544,506
                                                   ========  ========  ========



   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. General

  Wisconsin Power and Light Company (WP&L) is a subsidiary of WPL Holdings, Inc. (WPLH). WP&L is a public utility predominately engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy for sale. WP&L also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WP&L's retail customers are located in south and central Wisconsin. WP&L's principal consolidated subsidiary is South Beloit Water, Gas and Electric Company.

 b. Regulation

  WP&L's financial records are maintained in accordance with the uniform system of accounts prescribed by its regulators. The Public Service Commission of Wisconsin (PSCW) and the Illinois Commerce Commission (ICC) have jurisdiction over retail electric and gas revenues. The Federal Energy Regulatory Commission (FERC) has jurisdiction over wholesale electric revenues.

 c. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 d. Cash and Equivalents

  WP&L considers all highly liquid debt instruments purchased and investments with a maturity of three months or less to be cash equivalents.

 e. Utility Plant and Other Property and Equipment

  Utility plant and other property and equipment are recorded at original cost. Utility plant costs include financing costs that are capitalized using the FERC method for allowance for funds used during construction (AFUDC). The AFUDC capitalization rate for 1996, 1995 and 1994 was 10.23%, 6.68% and 10.15%, respectively. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated.

  Normal repairs, maintenance and minor items of utility plant and other property and equipment are expensed. Ordinary utility plant retirements, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts, and no gain or loss is recognized. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and deductions.

 f. Depreciation

  WP&L uses the straight-line method of depreciation. For utility plant, straight-line depreciation is computed on the average balance of depreciable property at individual straight-line PSCW approved rates that consider the estimated useful life and removal cost or salvage value as follows:

                       WISCONSIN POWER AND LIGHT COMPANY

                                                                  1996 1995 1994
                                                                  ---- ---- ----
      Electric................................................... 3.3% 3.3% 3.2%
      Gas........................................................ 3.7% 3.7% 3.7%
      Water...................................................... 2.6% 2.5% 2.5%
      Common..................................................... 8.1% 7.9% 7.9%

  Depreciation expense related to WP&L's share of the decommissioning of the Kewaunee Nuclear Power Plant is discussed in Note 11 "Commitments and Contingencies." WP&L will implement higher depreciation rates effective January 1, 1997.

  Estimated useful lives related to other property and equipment are from 4 to 12 years for equipment and 31.5 to 40 years for buildings.

 g. Nuclear Fuel

  Nuclear fuel is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatthours generated.

 h. Regulatory Assets and Liabilities

  Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities such as WP&L record certain costs and credits allowed in the ratemaking process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of WP&L's operations become no longer subject to the provisions of SFAS No. 71, a write-off of regulatory assets and liabilities would be required, unless some form of transition cost recovery is established by the appropriate regulatory body.

  As of December 31, 1996 and 1995, regulatory created assets include the following:

                                                                1996     1995
                                                              -------- --------
      Environmental remediation costs (Note 11).............. $ 81,431 $ 81,431
      Tax related (Note 6)...................................   57,198   62,796
      Jurisdictional plant differences.......................    7,603    7,517
      Decontamination and decommissioning costs of Federal
       enrichment facilities.................................    6,061    6,555
      Other..................................................    8,584   11,970
                                                              -------- --------
          Total.............................................. $160,877 $170,269
                                                              ======== ========

  As of December 31, 1996 and 1995, WP&L had recorded regulatory related liabilities of $33,901 and $37,898, respectively. These liabilities are primarily tax related.

 i. Revenue

  WP&L accrues revenues for services provided but not yet billed at month-end.

                       WISCONSIN POWER AND LIGHT COMPANY

 j. Rate Matters

  Effective January 1, 1995, for the two-year period ended December 31, 1996, the PSCW in rate order UR-109, authorized a 2.8 percent annual decrease in electric rates, a 0.5 percent annual increase in gas rates and a decline in the allowed return on common equity to 11.5 percent from 11.6 percent. Further, the PSCW approved certain incentive programs described below:

    1. The electric fuel adjustment mechanism, which allowed costs to fluctuate within a 3 percent band width, was eliminated. The elimination of the adjustment mechanism did not have a material impact on earnings.

    2. The automatic purchased gas adjustment clause was eliminated and replaced by a performance based rate (PBR) mechanism. Fluctuations in the commodity cost of gas above or below a prescribed commodity price index increase or decrease WP&L's margin on gas sales. Both benefits and exposures are subject to customer sharing provisions. WP&L's share is capped at $1.1 million pre-tax. For 1996 and 1995, WP&L earned $1.1 million and $0.8 million, respectively, under this PBR mechanism.

    3. In order to promote air quality and delivery system reliability, there are SO/2/ emissions and service reliability performance and incentive clauses. Positive incentives available under these clauses include $1.5 million pre-tax for the SO/2/ emissions and $0.5 million pre-tax for the service reliability. WP&L's earnings are also negatively exposed for equal amounts. For 1996 and 1995, WP&L collected $2.0 million pre-tax in revenues and also deferred $2.6 and $2.1 million pre-tax in revenues, respectively.

  WP&L made its required biennial rate case filing with the PSCW on April 1, 1996. Technical hearings took place during 1996. A final order is expected in April of 1997.

 k. Income Taxes

  WP&L follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax liabilities and assets, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements using currently enacted tax rates as shown in Note 6.

 l. Reclassifications

  Certain reclassifications have been made to the prior years financial statements to conform with the current year presentation.

NOTE 2. PROPOSED MERGER OF THE COMPANY

  On November 10, 1995, WPLH, IES Industries Inc. (IES), and Interstate Power Company (IPC) entered into an Agreement and Plan of Merger, as amended (Merger Agreement), providing for: a) IPC becoming a wholly-owned subsidiary of WPLH, and b) the merger of IES with and into WPLH, which merger will result in the combination of IES and WPLH as a single holding company (collectively, the Proposed Merger). The new holding company will be named Interstate Energy Corporation (Interstate Energy). The Proposed Merger, which will be accounted for as a pooling of interests and is intended to be tax-free for federal income tax purposes, has been approved by the respective Boards of Directors and shareowners. It is still subject to approval by several federal and state regulatory agencies. The companies expect to receive the regulatory approvals by the end of the third quarter of 1997.

                       WISCONSIN POWER AND LIGHT COMPANY

  The summary below contains selected unaudited pro forma financial data for the year ended December 31, 1996. The financial data should be read in conjunction with the historical consolidated financial statements and related notes of WPLH, IES and IPC and in conjunction with the unaudited pro forma combined financial statements and related notes of Interstate Energy included in the Form 10-K Annual Report of WPLH. The pro forma combined earnings per share reflect the issuance of shares associated with the exchange ratios discussed below.

                                     WPLH       IES                    PRO FORMA
 (IN THOUSANDS EXCEPT PER SHARE      (AS        (AS          IPC       COMBINED
              DATA)               REPORTED)  REPORTED)  (AS REPORTED) (UNAUDITED)
 ------------------------------   ---------- ---------- ------------- -----------
 Operating Revenues.............  $  932,844 $  973,912   $326,084    $2,232,840
 Income from Continuing
  Operations....................  $   73,205 $   60,907   $ 25,860    $  159,972
 Earnings per share from
  Continuing Operations.........  $     2.38 $     2.04   $   2.69    $     2.12
 Assets at December 31, 1996....  $1,900,531 $2,125,562   $639,200    $4,665,293
 Long-term obligations, net at
  December 31, 1996.............  $  430,190 $  744,298   $188,731    $1,363,219

  Under the terms of the Merger Agreement, the outstanding shares of WPLH common stock will remain unchanged and outstanding as shares of Interstate Energy. Each outstanding share of IES common stock will be converted to 1.14 shares of Interstate Energy common stock. Each share of IPC common stock will be converted to 1.11 shares of Interstate Energy common stock. It is anticipated that Interstate Energy will retain WPLH's common share dividend payment level as of the effective time of the merger. On January 22, 1997, the Board of Directors of WPLH declared a quarterly dividend of $0.50 per share. This represents an annual rate of $2.00 per share.

  IES is a holding company headquartered in Cedar Rapids, Iowa, and is the parent company of IES Utilities Inc. (IES Utilities) and IES Diversified Inc. (IES Diversified). IES Utilities supplies electric and gas service to approximately 336,000 and 176,000 customers, respectively, in Iowa. IES Diversified and its principal subsidiaries are primarily engaged in the energy-related, transportation and real estate development businesses. IPC, an operating public utility headquartered in Dubuque, Iowa, supplies electric and gas service to approximately 165,000 and 49,000 customers, respectively, in northeast Iowa, northwest Illinois and southern Minnesota.

  Interstate Energy will be the parent company of WP&L, IES Utilities and IPC and will be registered under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The Merger Agreement provides that these operating utility companies will continue to operate as separate entities for a minimum of three years beyond the effective date of the merger. In addition, the non-utility operations of WPLH and IES Diversified will be combined shortly after the effective date of the merger under one entity to manage the diversified operations of Interstate Energy. The corporate headquarters of Interstate Energy will be in Madison, Wisconsin.

  The Securities and Exchange Commission (SEC) historically has interpreted the 1935 Act to preclude registered holding companies, with limited exceptions, from owning both electric and gas utility systems. Although the SEC has recommended that registered holding companies be allowed to hold both gas and electric utility operations if the affected states agree, it remains possible that the SEC may require as a condition to its approval of the Proposed Merger that WPLH, IES and IPC divest their gas utility properties, and possibly certain non-utility ventures of WPLH and IES, within a reasonable time after the effective date of the Proposed Merger.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 3. JOINTLY OWNED UTILITY PLANTS

  WP&L participates with other Wisconsin utilities in the construction and operation of several jointly owned utility generating plants. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis of ownership with each owner reflecting its respective costs in its consolidated statements of income. The chart below represents WP&L's proportionate share of such plants as reflected in the consolidated balance sheets at December 31, 1996 and 1995.

                                                             1996                          1995
                                                ------------------------------ ----------------------------
                                                                  ACCUMULATED                  ACCUMULATED
                          OWNERSHIP                                PROVISION                    PROVISION
                          INTEREST   INSERVICE  PLANT MW PLANT IN     FOR             PLANT IN     FOR
                              %        DATE     CAPACITY SERVICE  DEPRECIATION  CWIP  SERVICE  DEPRECIATION  CWIP
                          --------- ----------- -------- -------- ------------ ------ -------- ------------ ------
Coal:
 Columbia Energy Center.    46.2    1975 & 1978  1,023   $161,811   $ 86,375   $1,581 $160,348   $ 79,521   $  881
 Edgewater Unit 4.......    68.2           1969    330     50,796     28,056      702   50,762     26,759      216
 Edgewater Unit 5.......    75.0           1985    380    228,805     73,697       51  229,429     68,515        0
Nuclear:
 Kewaunee Nuclear Power
  Plant.................    41.0           1974    535    131,207     80,577      810  132,211     76,096      836
                                                         --------   --------   ------ --------   --------   ------
 Total..................                                 $572,619   $268,705   $3,144 $572,750   $250,891   $1,933
                                                         ========   ========   ====== ========   ========   ======

NOTE 4. NET ACCOUNTS RECEIVABLE

  WP&L has a contract with a financial organization to sell, with limited recourse, certain accounts receivable and unbilled revenues. These receivables include customer receivables, sales to other public utilities and billings to the co-owners of the jointly owned electric generating plants that WP&L operates. The contract allows WP&L to sell up to $150 million of receivables at any time. Expenses related to the sale of receivables are paid to the financial organization under this contract, and include, along with various other fees, a monthly discount charge on the outstanding balance of receivables sold that approximated a 5.90 percent annual rate during 1996. These costs are recovered in retail utility rates as an operating expense. All billing and collection functions remain the responsibility of WP&L. The contract expires August 16, 1998, unless extended by mutual agreement.

  As of December 31, 1996 and 1995, the balance of sold accounts receivable that had not been collected totaled $86.5 million and $79.5 million, respectively. During 1996, the monthly proceeds from the sale of accounts receivable averaged $86.6 million, compared with $77.5 million in 1995.

  WP&L does not have any significant concentrations of credit risk in the December 31, 1996 and 1995 net accounts receivable balances.

  In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes standards for asset and liability recognition when transfers occur. This statement, effective January 1, 1997, specifies conditions when control has been surrendered which determines if sale treatment of the receivables would be allowed. At the present time, this new standard is not expected to materially impact WP&L's financial position or results of operations.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 5. EMPLOYEE BENEFIT PLANS

 a. Pension Plans

  WP&L has noncontributory, defined benefit retirement plans covering substantially all employees. The benefits are based upon years of service and levels of compensation. The projected unit credit actuarial cost method was used to compute net pension costs and the accumulated and projected benefit obligations. WP&L's policy is to fund the pension cost at an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act (ERISA) and that does not exceed the maximum tax deductible amount for the year.

  The following table sets forth the funded status of the plans and amounts recognized in WP&L's consolidated balance sheets at December 31, 1996 and 1995:

                                                            1996       1995
                                                          ---------  ---------
Accumulated benefit obligation --
  Vested benefits........................................ $(161,031) $(157,111)
  Non-vested benefits....................................    (3,298)    (2,755)
                                                          ---------  ---------
    Total................................................  (164,329)  (159,866)
                                                          ---------  ---------
Projected benefit obligation.............................  (189,653)  (184,937)
Plan assets at fair value................................   218,920    202,343
                                                          ---------  ---------
  Plan assets in excess of projected benefit obligation..    29,267     17,406
Unrecognized net transition asset........................   (14,480)   (16,928)
Unrecognized prior service cost..........................     3,712      4,022
Unrecognized net loss....................................    15,011     24,685
                                                          ---------  ---------
  Prepaid pension costs.................................. $  33,510  $  29,185
                                                          =========  =========
Assumed rate of return on plan assets....................      9.00%      9.00%
                                                          =========  =========
Discount rate of projected benefit obligation............      7.50%      7.25%
                                                          =========  =========
Range of assumed rate increases for future compensation
 levels.................................................. 3.50-4.50% 3.50-4.50%
                                                          =========  =========

  The net pension cost (benefit) recognized in the consolidated statements of income for 1996, 1995 and 1994 included the following components:

                                                       1996     1995     1994
                                                      -------  -------  -------
Service cost......................................... $ 5,072  $ 3,879  $ 5,123
Interest cost on projected benefit obligation........  13,625   12,911   12,051
Actual return on assets.............................. (24,962) (31,548)   1,016
Amortization and deferral............................   5,452   15,103  (17,795)
                                                      -------  -------  -------
    Net pension cost (benefit)....................... $  (813) $   345  $   395
                                                      =======  =======  =======

B. OTHER POSTRETIREMENT BENEFITS

  WP&L accrues for the expected cost of postretirement health-care and life insurance benefits during the employees' years of service based on actuarial methodologies that closely parallel pension accounting

                       WISCONSIN POWER AND LIGHT COMPANY
requirements. WP&L elected delayed recognition of the transition obligation in accordance with current accounting principles and is amortizing the discounted present value of the transition obligation to expense over 20 years. For WP&L, the cost of providing postretirement benefits, including the transition obligation, is being recovered in retail rates under current regulatory practices.

  The following table sets forth the funded status of the plans and amounts recognized in WP&L's consolidated balance sheets at December 31, 1996 and 1995:

                                                              1996      1995
                                                            --------  --------
Accumulated benefit obligation--
  Retirees................................................. $(32,244) $(35,639)
  Fully eligible active plan participants..................   (4,954)   (6,261)
  Other active plan participants...........................   (9,396)   (8,091)
                                                            --------  --------
    Total..................................................  (46,594)  (49,991)
Plan assets at fair value..................................   13,801    11,768
                                                            --------  --------
  Accumulated benefit obligation
   in excess of plan assets................................  (32,793)  (38,223)
Unrecognized transition obligation.........................   23,532    25,003
Unrecognized prior service cost............................     (294)        0
Unrecognized net loss......................................   (5,045)    1,166
                                                            --------  --------
  Accrued postretirement benefits liability................ $(14,600) $(12,054)
                                                            ========  ========
Assumed rate of return on plan assets......................     9.00%     9.00%
                                                            ========  ========
Discount rate of accumulated benefit obligation............     7.50%     7.25%
                                                            ========  ========
Medical cost trend on paid charges:
  Initial trend rate.......................................     9.00%     9.00%
                                                            ========  ========
  Ultimate trend rate......................................     5.00%     5.00%
                                                            ========  ========

  The net postretirement benefits cost recognized in the consolidated statements of income for 1996, 1995 and 1994 included the following components:

                                                          1996    1995    1994
                                                         ------  ------  ------
Service cost............................................ $1,804  $1,495  $1,739
Interest cost on projected benefit obligation...........  3,375   3,567   3,135
Actual return on assets................................. (1,351) (2,051)   (253)
Amortization of transition obligation...................  1,471   1,471   1,527
Amortization and deferral...............................    371   1,313    (381)
                                                         ------  ------  ------
  Net postretirement benefits cost...................... $5,670  $5,795  $5,767
                                                         ======  ======  ======

  Increasing the medical cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $2.0 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $0.3 million.

                       WISCONSIN POWER AND LIGHT COMPANY

C. LONG-TERM EQUITY INCENTIVE PLAN

  WPLH has a long-term equity incentive plan which permits the grant of non-qualified stock options and equivalent performance units. SFAS No. 123, "Accounting for Stock Based Compensation Plans," establishes standards of financial accounting and reporting for stock-based compensation plans. As allowed under SFAS No. 123, WP&L elected to continue to apply APBO No. 25, "Accounting for Stock Issued to Employees", in accounting for stock based compensation plans. Proforma disclosures pursuant to SFAS No. 123 for stock options have not been presented as the impact would not change reported earnings per share.

NOTE 6. INCOME TAXES

  The following table reconciles the statutory federal income tax rate to the effective income tax rate on continuing operations:

                                                               1996  1995  1994
                                                               ----  ----  ----
Statutory federal income tax rate............................. 35.0% 35.0% 35.0%
State income taxes, net of federal benefit....................  6.1   5.8   5.6
Investment tax credits restored............................... (1.4) (1.5) (1.7)
Amortization of excess deferred taxes......................... (1.3) (1.4) (1.5)
Affordable housing and historical tax credits.................  0.0  (1.5)  1.3
Other differences, net........................................  1.1   0.3  (0.2)
                                                               ----  ----  ----
  Effective income tax........................................ 39.5% 36.7% 38.5%
                                                               ====  ====  ====

  The breakdown of income tax expense as reflected in the consolidated statements of income is as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
Current federal...................................... $37,945  $29,847  $27,406
Current state........................................   9,558    6,959    6,448
Deferred.............................................   8,217   10,716   12,799
Investment tax credit restored.......................  (1,912)  (1,916)  (1,926)
                                                      -------  -------  -------
                                                      $53,808  $45,606  $44,727
                                                      =======  =======  =======

  The temporary differences that resulted in accumulated deferred income taxes (assets) and liabilities as of December 31, 1996 and 1995, are as follows:

                                                               1996      1995
                                                             --------  --------
Property tax related........................................ $223,386  $214,793
Investment tax credit related...............................  (19,886)  (20,915)
Decommissioning related.....................................   14,541    12,613
Other.......................................................   26,776    33,321
                                                             --------  --------
                                                             $244,817  $239,812
                                                             ========  ========

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 7. SHORT-TERM DEBT AND LINES OF CREDIT

  WP&L and its subsidiaries maintain committed bank lines of credit, most of which are at the bank prime rates, to obtain short-term borrowing flexibility, including pledging lines of credit as security for any commercial paper outstanding. Amounts available under these lines of credit totaled $70 million as of December 31, 1996. Information regarding short-term debt and lines of credit is as follows:

                                               1996        1995        1994
                                            ----------  ----------  ----------
As of year end--
  Lines of credit borrowings............... $      --   $      --   $      --
  Commercial paper outstanding............. $   59,500  $   56,500  $   50,500
  Notes payable outstanding................ $   10,000  $   16,000  $      --
  Discount rates on commercial paper.......  5.35-5.65%  5.73-5.77%  5.64-6.12%
  Interest rates on notes payable..........       5.95%  5.80-5.83%        --
For the year ended--
  Maximum month-end amount of short-term
  debt..................................... $   69,500  $   80,000  $   50,500
  Average amount of short-term debt (based
   on daily outstanding balances).......... $   33,901  $   48,760  $   25,374
Average interest rate on short-term debt...       5.86%       5.90%       4.39%

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

  WP&L has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks.

  INTEREST RATE SWAPS: WP&L enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate debt and fees associated with the sale of its accounts receivable. The notional principal amount of interest rate swaps outstanding as of December 31, 1996, was $89.0 million. Average variable rates are based on rates implied in the forward yield curve at the reporting date. The average pay and receive rates associated with these agreements are 5.08 percent and 4.78 percent, respectively. The swap agreements have contract maturities from two days to three years. It is not WP&L's intent to terminate these contracts, however, the total cost to WP&L if it were to terminate all of the agreements existing at December 31, 1996, is $0.1 million.

  In 1995, WP&L entered into an interest rate forward contract related to the anticipated issuance of $60 million of long-term debt securities. The securities were not issued in 1996 and the forward contract was closed which resulted in a gain of $0.8 million to WP&L. The gain was deferred and will be recognized as an adjustment to interest expense over the life of the bonds expected to be issued during 1997 as discussed in Note 10b.

  GAS SWAPS: WP&L uses gas commodity swaps to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. Variances between underlying commodity prices and financial contracts on these agreements are deferred and recognized as increases or decreases in the cost of gas at the time the storage gas is sold. At December 31, 1996 and 1995, the commodity swap agreements outstanding were immaterial.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 9. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of financial instruments at December 31, 1996 and 1995, and the basis upon which they were estimated are as follows:

  CASH, NUCLEAR DECOMMISSIONING TRUST FUNDS AND SHORT-TERM DEBT: The carrying amount of cash and short-term debt approximates fair value due to their short maturities. As of December 31, 1996 and 1995, the investments in the nuclear decommissioning trust, which are carried at fair value, included a net unrealized gain of $9.4 million and $4.7 million, respectively.

  CUMULATIVE PREFERRED STOCK OF WP&L: The estimated fair value of the preferred stock is $47.7 million and $49.3 million at December 31, 1996 and 1995, respectively. These amounts are based on the market yield of similar securities and quoted market prices.

  LONG-TERM DEBT: At December 31, 1996 and 1995, the estimated fair value of long-term debt is $331.9 million and $408.4 million, respectively. These amounts are based upon the market yield of similar securities and quoted market prices.

  Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of WP&L's nuclear decommissioning trust funds and long-term debt may not be realized by its shareholders.

NOTE 10. CAPITALIZATION

 a. Common Shareowners' Investment

  A retail rate order effective January 1, 1995, requires WP&L to maintain a utility common equity level of 51.93 percent of total utility capitalization during the test years January 1, 1995 to December 31, 1996. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to WPLH that are in excess of the level forecasted in the rate order ($58.1 million), if such dividends would reduce WP&L's average common equity ratio below 51.93 percent. At December 31, 1996, WP&L's common equity ratio was 53.53 percent.

 b. Long-Term Debt

  Substantially, all of WP&L's utility plant is secured by its first mortgage bonds. Current maturities of long-term debt of WP&L are as follows: $55.0 million in 1997, $8.9 million in 1998, $0.0 million in 1999, $1.9 million in 2000 and $0.0 million in 2001.

  On September 14, 1995, WP&L received an order from the PSCW authorizing the sale of up to $60 million of long-term debt securities. WP&L had expected to make an offering of the long-term debt securities before December 31, 1996. WP&L did not make this offering and does not intend to request an extension of this order. WP&L expects to request PSCW permission for the sale of up to $105 million of long-term debt securities to be issued before December 31, 1997. WP&L intends to use the net proceeds from the sale of these securities to provide funds for the retirement of Series Z Bonds and to repurchase on the open market Series V and/or Series W Bonds. The remainder of the net proceeds will be used to repay other short-term debt incurred by WP&L, to finance utility construction expenditures and for general corporate purposes.

                       WISCONSIN POWER AND LIGHT COMPANY

NOTE 11. COMMITMENTS AND CONTINGENCIES

 a. Coal Contract Commitments

  To ensure an adequate supply of coal, WP&L has entered into certain long-term coal contracts. These contracts include a demand or take-or-pay clause under which payments are required if contracted quantities are not purchased. Purchase obligations on these coal and related rail contracts total approximately 14.5 million tons through December 31, 2001. WP&L's management believes it will meet minimum coal and rail purchase obligations under the contracts. Minimum purchase obligations on these contracts over the next five years are estimated to be $36 million in 1997, $37 million in 1998, $28 million in 1999, $9 million in 2000 and $9 million in 2001.

 b. Purchased Power and Gas

  Under firm purchased power and gas contracts, WP&L is obligated as follows (dollars in millions):

                                                   PURCHASED POWER PURCHASED GAS
                                                   --------------- -------------
      1997........................................      $64.2          $46.8
      1998........................................       16.8           40.2
      1999........................................       20.2           30.7
      2000........................................       27.6           26.2
      2001........................................       28.9           21.6
      Thereafter..................................       84.9           46.1

 c. Manufactured Gas Plant Sites

  WP&L has a current or previous ownership interest in 11 properties associated in the past with the production of manufactured gas. Some of these sites contain coal tar waste products which may present an environmental hazard. WP&L owns five of these sites, three are currently owned by municipalities and the remaining three are currently owned by private companies.

  Through ongoing investigations and studies, WP&L confirmed that there was no contamination at two of the sites and only a minimal likelihood of contamination at a third site. As WP&L has received close out letters from the State of Wisconsin Department of Natural Resources (DNR) for these three sites, WP&L has no further obligation at these sites. WP&L has also implemented DNR-approved remediation plans at two additional sites in the last several years. An air sparging/biosparging remediation system was implemented at one of the sites, while excavation and disposal of the coal tar residue and contaminated soils was implemented at the other. Groundwater monitoring is ongoing at both sites.

  WP&L currently estimates that the remaining remediation costs associated with the former manufactured gas plant sites is $74 million. The estimate includes the costs of feasibility studies, data collection, soil and groundwater remediation activities and ongoing monitoring activities through 2027. The estimate is based on a number of factors including the estimated extent and volume of contaminated soil and/or groundwater. The estimate is also premised in part on a remediation method that involves treatment or removal of contaminated soil. Based on recent approvals from the DNR, WP&L may be able to implement a less-costly containment and control remediation strategy at two of the remaining sites. WP&L plans to implement this remediation at these two sites in 1997. If remediation is successful, management believes there may be a significant reduction in the estimated liability.

                       WISCONSIN POWER AND LIGHT COMPANY

  Changes in the liability do not immediately impact the earnings of WP&L. Under the current rate making treatment approved by the PSCW, the costs expended in the environmental remediation of these sites are deferred and collected from gas customers over a five year period after new rates are implemented. Management believes future costs will also be recovered in rates.

 d. Spent Nuclear Fuel and Decommissioning Costs

  WP&L's share of the decommissioning costs of Kewaunee Nuclear Power Plant (Kewaunee) is estimated to be $180 million (in 1996 dollars, assuming the plant is operating through 2013) based on a 1992 site-specific study, using the immediate dismantlement method of decommissioning. The costs of decommissioning are assumed to escalate at an annual rate of 6.5 percent. The undiscounted amount of decommissioning costs estimated to be expended between the years 2014 and 2050 is $1,016 million.

  As required by the PSCW and FERC, WP&L makes annual contributions to qualified and nonqualified external trust funds to provide for decommissioning of Kewaunee. WP&L's annual contribution is $10.7 million for the years ended December 31, 1996, 1995 and 1994. This amount is fully recovered in rates. The after-tax income of the external trust funds was $2.7 million, $2.8 million and $2.7 million for 1996, 1995 and 1994, respectively.

  Decommissioning costs, which include the annual contribution to external trust funds and earnings on the assets of these trusts, are recorded as depreciation expense in the consolidated statements of income with the cumulative amount included in the accumulated provision for depreciation on the consolidated balance sheets. As of December 31, 1996, the total decommissioning costs included in the accumulated provision for depreciation were $90.7 million.

  Under the Nuclear Waste Policy Act of 1982, the U.S. Department of Energy
(DOE) is responsible for the ultimate storage and disposal of spent nuclear fuel removed from nuclear reactors. Interim storage space for spent nuclear fuel is currently provided at Kewaunee. Currently there is on-site storage capacity for spent fuel through the year 2001. An investment of approximately $2.5 million could provide additional storage sufficient to meet spent fuel storage needs until the expiration of the current operating license.

  The following summarizes the investment at December 31, 1996 and 1995:

                                                                1996     1995
                                                              -------- --------
      Original cost of nuclear fuel.......................... $166,342 $160,997
      Less--Accumulated amortization.........................  146,974  142,130
                                                              -------- --------
      Nuclear fuel, net...................................... $ 19,368 $ 18,867
                                                              ======== ========

 e. Nuclear Performance

  In September 1996, Kewaunee was taken out of service for a scheduled refueling and maintenance outage which was originally projected to be of five weeks duration. During the outage, however, extensive tube degradation was encountered which extended the outage through the first quarter of 1997. The estimated costs attributable to the outage extension are replacement power costs of $500,000 per week and WP&L's share of the repair costs are approximately $2.3 million of which $1.4 million was expensed in 1996. Additional details of the Kewaunee outage can be found elsewhere in this report in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                       WISCONSIN POWER AND LIGHT COMPANY

 f. Nuclear Insurance

  The Price Anderson Act provides for the payment of funds for public liability claims arising from a nuclear incident. Accordingly, in the event of a nuclear incident, WP&L, as a 41-percent owner of Kewaunee, is subject to an overall assessment of approximately $32.5 million per incident, not to exceed $4.1 million payable in any given year.

  Through its membership in Nuclear Mutual Limited and Nuclear Electric Insurance Limited, WP&L has obtained property damage and decontamination insurance totaling $2 billion for loss from damage at Kewaunee. In addition, WP&L maintains outage and replacement power insurance coverage totaling $101.4 million in the event an outage exceeds 21 weeks.

 g. Planned Capital Expenditures

  Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NOTE 12. SEGMENT INFORMATION

  The following table sets forth certain information relating to WP&L's consolidated continuing operations:

                                                  1996       1995       1994
                                               ---------- ---------- ----------
Operation information:
  Customer revenues--
    Electric.................................. $  589,482 $  546,324 $  531,747
    Gas.......................................    165,627    139,165    151,931
    Water.....................................      4,166      4,183      4,133
  Operating income (loss)
    Electric.................................. $  136,339 $  134,180 $  118,782
    Gas.......................................     18,929     16,963     13,075
    Water.....................................      1,074      1,680      1,114
Investment information:
  Identifiable assets, including allocated
   common plant at December 31--
    Electric.................................. $1,225,321 $1,226,786 $1,176,670
    Gas.......................................    262,090    250,643    234,815
    Water.....................................     21,389     20,111     18,791
    Assets not allocated......................    169,014    143,625    154,848
Other information:
  Construction and nuclear fuel expenditures--
    Electric.................................. $  125,894 $  122,297 $  103,420
    Gas.......................................     17,978     16,905     20,319
    Water.....................................      1,669      2,124      2,149
  Depreciation and amortization expense
    Electric.................................. $   74,492 $   71,379 $   64,695
    Gas.......................................      9,756      9,629      8,082
    Water.....................................        694        156        417

                            SHAREOWNER INFORMATION

MARKET INFORMATION

  The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of Wis Pr. All other series of preferred stock are traded on the over-the-counter market. Seventy-four percent of the Company's individual preferred shareowners are Wisconsin residents.

DIVIDEND INFORMATION

  Preferred stock dividends paid per share for each quarter during 1996 were as follows:

SERIES           DIVIDEND
------           --------
4.40%...........  $1.10
4.50%...........  $1.125
4.76%...........  $1.19
4.80%...........  $1.20

SERIES           DIVIDEND
------           --------
4.96%........... $1.24
6.20%........... $1.55
6.50%........... $0.4025

  As authorized by the Wisconsin Power and Light Company Board of Directors, dividend record and payment dates normally are as follows:

             RECORD DATE                  PAYMENT DATE
             -----------                  ------------
             February 28................. March 15
             May 31...................... June 15
             August 31................... September 15
             November 30................. December 15

STOCK TRANSFER AGENT AND REGISTRAR

    WPL Holdings, Inc.
    Shareowner Services
    P.O. Box 2568
    Madison, WI 53701-2568

FORM 10-K INFORMATION

  A copy of Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

EXECUTIVE OFFICERS OF WP&L

  ERROLL B. DAVIS, JR., 52, was elected President and Chief Executive Officer effective August 1, 1988 and has been a board member since April 1984. He had been Executive Vice President since May 1984, Vice President--Finance and Public Affairs since November 1982 and Vice President--Finance since August 1978. Mr. Davis was elected President of WPL Holdings, Inc. on January 17, 1990 and Chief Executive Officer of WPL Holdings, Inc. effective January 17, 1990. He has served as a director of WPL Holdings, Inc. since March 1988.

  EDWARD M. GLEASON, 56, was elected Corporate Secretary of WP&L and WPL Holdings, Inc. effective December 15, 1993. He was elected Vice President and Treasurer of WPL Holdings, Inc. effective October 3,

1993. He previously served as Vice President--Finance and Treasurer of WP&L since May 1986. Mr. Gleason functions as principal financial officer of WPL Holdings, Inc.

  A.J. (NINO) AMATO, 45, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President--Marketing and Strategic Planning since December 1992, Vice President--Marketing and Communications since January 1989 and Director of Electric Marketing and Customer Service since October 1988. He had been President of Forward Wisconsin, Inc. from 1987 to 1988.

  WILLIAM D. HARVEY, 47, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President--Natural Gas and General Counsel since 1992, Vice President--General Counsel since October 1, 1990 and Vice President--Assistant General Counsel since July 1986. Prior to joining the Company, he was a member of the law firm of Wheeler, Van Sickle, Anderson, Norman and Harvey.

  ELOIT G. PROTSCH, 43, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President--Customer Services and Sales since August 1992, Vice President and General Manager--Energy Services since January 1989 and District Manager, Dane County, since October 1986.

  DANIEL A. DOYLE, 38, was appointed Vice President--Power Production on April 8, 1996. He previously served as Vice President--Finance, Controller and Treasurer since December 1994 and as Controller and Treasurer of WP&L since October 3, 1993. He served as Controller since July, 1992. Prior to joining the Company, he was Controller of Central Vermont Public Service Corporation since December 1988.

  DAVID E. ELLESTAD, 56, Vice President, was appointed Scholar in Residence at the University--Wisconsin-Platteville, effective January 15, 1995. His appointment is for a two year period. He previously served as Vice President-- Electrical Engineering and Operations since August 1, 1992. He served as Vice President--Engineering and Operations since 1988; Vice President of Electrical Engineering and Procurement since January 1986; Director of Electrical Engineering and Procurement since May 1985 and Director of Electrical Engineering since November 1979.

  SUSAN J. KOSMO, 50, was elected Assistant Controller on September 20, 1995. She had been Trust Investments and Investor Relations Supervisor in the Treasury Department since 1992 and Financial Relations Supervisor since 1989.

  DAVID A. RAMOS, 40, was elected Assistant Controller on January 23, 1995. He previously served the Company as Manager of Budgets, Rates and Cost Accounting since January 1994, Manager of Budgets and Rates since October 1992 and Manager of Rates and Financial Planning since January 1990.

  ROBERT A. RUSCH, 34, was elected Assistant Treasurer on September 20, 1995. He had been Financial Analyst in the Finance Department since April 1989.

  STEVEN F. PRICE, 44, was appointed Assistant Corporate Secretary on April 15, 1992. He had been Cash Management Supervisor since December 1987. He was also appointed Assistant Corporate Secretary and Assistant Treasurer of WPL Holdings, Inc. on April 15, 1992.

  JOSEPH E. SHEFCHEK, 40, was elected Assistant Vice President of
Environmental Affairs and Research effective December 25, 1994. He previously served as Director of Environmental Affairs and Research since June 1991. Before joining the Company, he held various environmental engineering positions in private industry and government.

  BARBARA J. SWAN, 45, was elected Vice President--General Counsel effective December 25, 1994. She previously served as General Counsel since 1993 and Associate General Counsel from 1987-1993.

  PAMELA J. WEGNER, 49, was elected Vice President--Information Services and Administration on October 13, 1994. Prior to joining the Company, she was the Administrator of the Division of Finance and Program Management in the Wisconsin Department of Administration since 1987.

  KIM K. ZUHLKE, 43, was elected Vice President--Customer Services and Sales effective October 3, 1993. He previously served as Director of Marketing and Sales Services since 1991, Director of Market Research, Planning and Development since February 1990, Director of Customer Services since 1988 and District Manager at Beaver Dam since 1984.

  NOTE: All ages are as of December 31, 1996. None of the executive officers listed above is related to any member of the Board of Directors or nominee for director of the Company.

  Executive officers of the Company have no definite terms of office and serve at the pleasure of the Board of Directors.

         [MAP DESCRIBING DIRECTIONS TO ANNUAL MEETING OF SHAREOWNERS]

[LOGO OF WISCONSIN POWER & LIGHT]

                   -----------------------------------------
                   PROXY CARD AND ANNUAL MEETING RESERVATION
                   -----------------------------------------

To All Wisconsin Power & Light Co. Shareowners:

You are invited to attend the Annual Meeting of Shareowners on Wednesday, April 23, 1997, at 10:00 a.m. in the Exhibition Hall at the Dane County Exposition Center, 1881 Expo Mall, Madison, Wisconsin.

Attached below is your 1997 Wisconsin Power & Light Co. Proxy Card and Annual Meeting Luncheon Reservation Form. Please read both sides of the Proxy Card, note your election, sign and date it. Detach and return it promptly in the self-addressed enclosed envelope. We encourage you to vote your shares.

If you are attending the Annual Meeting and Luncheon, please complete, detach and return the Reservation Form with the signed proxy card in the enclosed envelope.

To cancel your luncheon reservation, contact Shareowners Services at:
Local (Madison)...608-252-3110
Toll Free.......1-800-356-5343

                                   IMPORTANT
You are urged to date and sign the enclosed proxy and return it promptly. This will help avoid any expenses associated with follow-up letters to shareowners who have not responded.


                    Please FOLD and DETACH Reservation Form
--------------------------------------------------------------------------------
VOID
                                                                   ACCT #9999999

                  (WE) WILL ATTEND THE ANNUAL MEETING LUNCHEON

Please list your name(s) and your guest(s) below:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
You must return this stub if you are planning to attend the luncheon.

                    Please FOLD here and DETACH Proxy Card
--------------------------------------------------------------------------------
PROXY

ELECTION OF DIRECTORS:
Nominees for terms ending in 2000.

                                   Withheld    For All
                       For All     For All    Except(*)
                          [_]         [_]         [_]

Errol B. Davis, Jr.
Milton E. Neshek
Carol T. Toussaint

(*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name to the left and mark an (X) in the 'For All Except' box.

--------------------------------------------------------------------------------
VOID

                                                                  ACCT #99999999
                                                                 PROXY #500002-7

Please date and sign your name(s) exactly as shown above and mail promptly in the enclosed envelope.

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  Signature                                                        Date

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  Signature                                                        Date

IMPORTANT: When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

[LOGO OF WP&L]    Wisconsin Power & Light
                  P.O. Box 2568
                  Madison, WI  53701-2568


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                ANNUAL MEETING OF SHAREOWNERS - April 23, 1997
                ----------------------------------------------

     The undersigned appoints Erroll B. Davis, Jr. and Edward M. Gleason, or either of them, attorneys and proxies, with power of substitution, to vote all shares of preferred stock of Wisconsin Power and Light Company of record in the name of the undersigned at the close of business on February 25, 1997, at the Annual Meeting of Shareowners of the Company, to be held in the Exhibition Hall at the Dane County Exposition Center, Madison, Wisconsin, on April 23, 1997, at 10:00 a.m., and at all adjournments thereof, upon matters that may properly come before the meeting, including matters described in the Company's Notice of Annual Meeting of Shareowners dated March 7, 1997 and accompanying Proxy Statement subject to any directions indicated on the reverse side of this card.


This Proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company.

     If No Choice is Specified, the Proxies Shall vote FOR the Proposals.

           (continued and to be signed and dated on the other side)